SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Waste Management, Inc.

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1001 Fannin Street, Suite 4000

Houston, Texas 77002

Dear Stockholder:

Our Annual Meeting of Stockholders will be held in Houston, Texas on May 9, 2008.

This booklet includes the formal notice of meeting and the Proxy Statement. The Proxy Statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives information about our director candidates and our executive officers.

For those stockholders with access to the Internet, we encourage you to access http://www.proxyvote.com to vote your shares over the Internet. Also, we encourage you to elect to receive future annual reports, proxy statements and other materials over the Internet, by following the instructions in the Proxy Statement. This electronic means of communication is quick and convenient and can save the Company a substantial amount of money in printing and postage costs.

Even if you only own a few shares, we want your shares to be represented at the meeting. Please vote your shares either by returning your proxy card or by voting by telephone or over the Internet as soon as possible. See the proxy card or the voting instruction form if your shares are held through a broker for detailed instructions on how to vote by telephone or over the Internet.

We also encourage you to listen to our earnings announcements on our quarterly conference calls to hear about the financial condition of the Company. The conference calls are broadcast live over the Internet at http://www.wm.com. We will announce the dates and times of the conference calls via press releases. You may also find information about the calls and copies of our press releases, including those that announce our earnings results, posted on our website at http://www.wm.com.

SINCERELY YOURS,

JOHN C. POPE
Chairman of the Board

March 26, 2008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF WASTE MANAGEMENT, INC.

Date and Time:

May 9, 2008 at 11:00 a.m., Central Time

Place:

The Maury Myers Conference Center

Waste Management, Inc.

1021 Main Street

Houston, Texas 77002

Purpose:

•	To elect nine directors;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008;

•	To vote on a stockholder proposal relating to disclosure of political contributions, if properly presented at the meeting; and

•	To conduct other business that is properly raised at the meeting.

Only stockholders of record on March 12, 2008 may vote at the meeting.

Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope, or vote by telephone or over the Internet by following the instructions on the proxy card.

LINDA J. SMITH
Corporate Secretary

March 26, 2008

GENERAL INFORMATION

About this Proxy Statement

We sent you these proxy materials because Waste Management’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares.

Who May Vote

Stockholders of Waste Management, as recorded in our stock register at the close of business on March 12, 2008, may vote at the meeting. On March 26, 2008 we began mailing these proxy materials to those stockholders. Each share of Waste Management Common Stock is entitled to one vote. As of March 12, 2008, there were 493,865,152 shares of Common Stock outstanding and entitled to vote.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy. You may revoke your proxy before we vote it at the meeting:

•	by submitting a new proxy with a later date;

•	by voting in person at the meeting; or

•	by notifying our Corporate Secretary in writing at Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002.

Your most current proxy is the one that is counted unless you vote in person at the meeting.

How Proxies Work

Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You can vote by proxy:

•	by telephone or over the Internet by following the instructions on the proxy card or the voting instruction form if your shares are held through a broker; or

•	by mail by signing, dating and mailing the enclosed proxy card.

You may receive more than one proxy card depending on how you hold your shares. Shares registered in your name and shares held in our Employee Stock Purchase Plan are covered by separate proxy cards. If you hold shares through a broker, your ability to vote by phone or over the Internet depends on your broker’s voting process. You should complete and return each proxy or other voting instruction request provided to you.

If you sign your proxy but do not give voting instructions, we will vote your shares as follows:

•	in favor of our director candidates;

•	in favor of the ratification of the independent registered public accounting firm; and

•	against the stockholder proposal relating to disclosure of political contributions.

If you give us your proxy, any other matters that may properly come before the meeting will be voted at the discretion of the proxy holders. You may vote for or against the election of each director, the ratification of the independent registered public accounting firm and the stockholder proposal relating to disclosure of political contributions, or you may abstain from voting.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be present at the meeting, either by proxy or in person. Abstentions will be counted as present at the meeting for determining whether we have a quorum.

Votes Needed

The ratification of the independent registered public accounting firm and the stockholder proposal require the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote. Abstentions will have the same effect as a vote against these matters because they are considered present and entitled to vote, but are not voted.

The election of each director requires the favorable vote of a majority of the votes cast, which does not include abstentions.

Attending in Person

Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, bring your bank or broker statement showing your beneficial ownership of Waste Management stock in order to be admitted to the meeting.

If you are planning to attend our Annual Meeting and require directions to the meeting, please contact our Corporate Secretary at 713-512-6200.

The only items that will be discussed at this year’s Annual Meeting will be the three agenda items set out in the Notice. There will be no presentations made at this year’s meeting.

BOARD OF DIRECTORS

Our Board of Directors currently has nine members. Our Board is not classified, which means that each member is elected annually. Mr. Pope is the Non-Executive Chairman of the Board and presides over all meetings of the Board, including executive sessions that only non-employee directors attend.

Stockholders and interested parties wishing to communicate with the Board or the non-employee directors should address their communications to Mr. John C. Pope, Non-Executive Chairman of the Board, c/o Waste Management, Inc., P.O. Box 53569, Houston, Texas 77052-3569.

DIRECTOR NOMINEES

(Item 1 on the Proxy Card)

The first proposal on the agenda is the election of nine directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The Board has nominated nine director candidates whose biographies are described in the table below, and recommends that you vote for their election. No nominees will be recognized other than those that are nominated in accordance with our Bylaws. Therefore, the following director candidates are the only nominees that will be presented for the 2008 Annual Meeting. Information concerning how to nominate a director may be found under the Nominating and Governance Committee heading on page 7. All of the director candidates presented are current directors.

The nominees receiving the favorable vote of a majority of the votes cast, either by proxy or in person, will be elected. If any nominee is unable or unwilling to serve as a director, which we do not anticipate, the Board, by resolution, may reduce the number of directors or may choose a substitute.

The Board of Directors has determined that each of the following eight non-employee director candidates is independent in accordance with the New York Stock Exchange requirements:

Pastora San Juan Cafferty

Frank M. Clark, Jr.

Patrick W. Gross

Thomas I. Morgan

John C. Pope

W. Robert Reum

Steven G. Rothmeier

Thomas H. Weidemeyer

Mr. Steiner is the only employee director and, as such, is not considered an “independent” director.

To assist the Board in determining independence, the Board of Directors adopted categorical standards of director independence, which meet or exceed the New York Stock Exchange requirements. These standards specify certain relationships that must be avoided in order for the non-employee director to be deemed independent. The Board reviewed all commercial and non-profit affiliations of each non-employee director and the dollar amount of all transactions between the Company and each entity with which a non-employee director is affiliated to ensure independence. These transactions included the Company, through its subsidiaries, providing waste management services in the ordinary course of business and the Company and its subsidiaries purchasing goods and services in the ordinary course of business. The categorical standards our Board uses in determining independence are included in our Corporate Governance Guidelines, which can be found on our website. The Board has determined that each non-employee director candidate meets these categorical standards and there are no other relationships that would affect independence.

The following is a brief biography of each director nominee.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS
Pastora San Juan Cafferty	67

•        Director of the Company or one of its predecessors since 1994.

•        Professor Emerita — University of Chicago since June 2005, Professor — University of Chicago from 1985 to 2005 and faculty member from 1971 to 2005.

•        Director of Integrys Energy Group, Inc. and Harris Financial Corporation, a private corporation.

Frank M. Clark, Jr.	62

•        Director of the Company since 2002.

•        Chairman and Chief Executive Officer — ComEd (energy services company and subsidiary of Exelon Corporation) since November 2005, President — ComEd from 2001 to November 2005.

•        Executive Vice President and Chief of Staff — Exelon Corporation (public utility holding company) from 2004 to 2005; Senior Vice President – Exelon Corporation from 2002 to 2004.

•        Director of Aetna Inc. and Harris Financial Corporation, a private corporation.

Patrick W. Gross	63

•        Director of the Company since 2006.

•        Chairman of The Lovell Group (private investment and advisory firm) since October 2001.

•        Director of Capital One Financial Corporation, Career Education Corporation, Liquidity Services, Inc. and Taleo Corporation.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS
Thomas I. Morgan	54

•        Director of the Company since 2006.

•        CEO — Hughes Supply, Inc. (wholesale distributor of construction, repair and maintenance-related products) from May 2003 to March 2006; President — Hughes Supply from April 2001 to March 2006; Chief Operating Officer — Hughes Supply from April 2001 to May 2003.

•        Director of Rayonier, Inc., ITT Educational Services, Inc. and Tech Data Corp.

John C. Pope	58

•        Non-Executive Chairman of the Board since November 2004.

•        Director of the Company or one of its predecessors since 1997.

•        Chairman of the Board — PFI Group (private investment firm) since July 1994.

•        Director of R.R. Donnelley & Sons, Co., Dollar Thrifty Automotive Group, Inc., Kraft Foods, Inc. and Con-way, Inc.

W. Robert Reum	65

•        Director of the Company since 2003.

•        Chairman, President and CEO — Amsted Industries Incorporated (diversified manufacturer for the railroad, vehicular and construction industries) since March 2001.

Steven G. Rothmeier	61

•        Director of the Company or one of its predecessors since 1997.

•        Chairman and CEO — Great Northern Capital (private investment management, consulting and merchant banking firm) since March 1993.

•        Director of Precision Castparts Inc. and Arvin Meritor, Inc.

David P. Steiner	47

•        Chief Executive Officer and Director of the Company since March 2004.

•        Executive Vice President and Chief Financial Officer from April 2003 to March 2004.

•        Senior Vice President, General Counsel and Corporate Secretary from July 2001 to April 2003.

•        Director of Tyco Electronics Corporation.

Thomas H. Weidemeyer	60

•        Director of the Company since 2005.

•        Chief Operating Officer — United Parcel Service, Inc. (package delivery and supply chain services company) from 2001 to 2003, and Senior Vice President — United Parcel Service, Inc. from 1994 to 2003.

•        President, UPS Airlines (UPS owned airline) from 1994 to 2003.

•        Director of NRG Energy, Inc., The Goodyear Tire & Rubber Company and Amsted Industries Incorporated.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NINE NOMINEE DIRECTORS.

Meetings and Board Committees

Last year the Board held seven meetings and each committee of the Board met independently as set forth below. Each incumbent director attended at least 75% of the meetings of the Board and the committees on which he served. In addition, all directors attended the 2007 Annual Meeting of Stockholders. Although we do not have a formal policy regarding director attendance at the Annual Meeting, it has been longstanding practice that all directors attend the Annual Meeting unless there are unavoidable schedule conflicts or unforeseen circumstances.

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board, and all members of the Board are invited to attend all committee meetings. The Board has three standing committees: the Audit Committee, which is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended; the Management Development and Compensation Committee; and the Nominating and Governance Committee. Additionally, the Board has the power to appoint additional committees, as it deems necessary. In 2006, the Board appointed a Special Committee as described below.

The Audit Committee

Mr. Rothmeier has been the Chairman of our Audit Committee since May 2004. The other members of our Audit Committee are Messrs. Clark, Gross, Pope and Reum. Each of the members of our Audit Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. Our Audit Committee held nine meetings in 2007.

SEC rules require that each publicly traded company have at least one financial expert on its Audit Committee. Our Board of Directors has named Mr. Rothmeier and Mr. Pope as the Audit Committee’s financial experts based on a thorough review of their education and financial and public company experience.

Mr. Rothmeier served in various leadership positions in the airline industry for approximately 16 years, including the positions of Chairman, CEO and CFO of Northwest Airlines. He founded Great Northern Capital, a private investment management, consulting and merchant banking firm, in 1993, where he continues to serve as Chairman and CEO. Mr. Rothmeier has a master’s degree in finance from the University of Chicago Graduate School of Business and a bachelor’s degree in business administration from the University of Notre Dame. Mr. Rothmeier serves on one public company audit committee in addition to ours.

Mr. Pope served in various financial positions, primarily in the airline industry, for approximately 17 years, including over nine years combined in CFO positions at American Airlines and United Airlines. He has a master’s degree in finance from the Harvard Graduate School of Business Administration and a bachelor’s degree in engineering and applied science from Yale University. Mr. Pope serves on three public company audit committees in addition to ours. The Board reviewed the time Mr. Pope spends on each company’s audit committee and the time he spends on other companies’ interests and determined that such service and time does not impair his ability to serve on our Audit Committee.

Mr. Gross also serves on three public company audit committees in addition to ours. The Board reviewed the time Mr. Gross spends on each company’s audit committee and the time he spends on other companies’ interests and determined that such service and time does not impair his ability to serve on our Audit Committee.

The Audit Committee’s duties are set forth in a written charter that was approved by the Board of Directors. A copy of the charter can be found on our website. The Audit Committee generally is responsible for overseeing all matters relating to our financial statements and reporting, internal audit function and independent auditors. As part of its function, the Audit Committee reports the results of all of its reviews to the full Board. In fulfilling its duties, the Audit Committee, has the following responsibilities:

Administrative Responsibilities

•	Report to the Board, at least annually, all public company audit committee memberships by members of the Audit Committee;

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board; and

•	Adopt an orientation program for new Audit Committee members.

Independent Auditor

•	Engage an independent auditor, determine the auditor’s compensation and replace the auditor if necessary;

•	Review the independence of the independent auditor and establish hiring policies for current or former employees of the independent auditor;

•	Evaluate the lead partner of our independent audit team and review a report, at least annually, describing the independent auditor’s internal control procedures; and

•	Pre-approve all services, including non-audit engagements, provided by the independent auditor.

Internal Audit

•	Review the plans, staffing, reports and activities of the internal auditors; and

•	Review and establish procedures for receiving, retaining and handling complaints, including anonymous complaints by our employees, regarding accounting, internal controls and auditing matters.

Financial Statements

•	Review financial statements and Forms 10-K and 10-Q with management and the independent auditor;

•	Review all earnings press releases and discuss the type of earnings guidance that we provide to analysts and rating agencies with management;

•

Discuss with the independent auditor any material changes to our accounting principles and matters required to be communicated under Statement on Auditing Standards No. 61 relating to the conduct of the audit;

•	Review our financial reporting, accounting and auditing practices with management, the independent auditor and our internal auditors;

•	Determine whether we have adequate and effective accounting and financial controls; and

•	Review CEO and CFO certifications related to our reports and filings.

The Management Development and Compensation Committee

Mr. Reum has served as the Chairman of our Management Development and Compensation Committee since May 2004. The other members of the Committee are Ms. Cafferty and Messrs. Morgan, Pope, Rothmeier and Weidemeyer. Each of the members of our Compensation Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. The Compensation Committee met seven times in 2007.

Our Compensation Committee is responsible for overseeing all of our executive and senior management compensation, as well as developing the Company’s compensation philosophy generally. The Compensation Committee’s written charter, which was approved by the Board of Directors, can be found on our website. In fulfilling its duties, the Compensation Committee, has the following responsibilities:

•	Review and establish policies governing the compensation and benefits of all of our executives;

•	Approve the compensation of our senior management and set the bonus plan goals for those individuals;

•	Conduct an annual evaluation of our Chief Executive Officer by all independent directors to set his compensation;

•	Oversee the administration of all of our equity-based incentive plans;

•	Recommend new Company compensation and benefit plans or changes to our existing plans to the full Board; and

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board.

In overseeing compensation matters, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company’s plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to Company employees. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

For additional information on the Compensation Committee, see the Compensation Discussion and Analysis on page 13.

The Nominating and Governance Committee

Mr. Clark has served as the Chairman of our Nominating and Governance Committee since May 2004. The other members of the Committee include Ms. Cafferty and Messrs. Gross, Morgan, Pope and Weidemeyer. Each of the members of our Nominating and Governance Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. In 2007, the Nominating and Governance Committee met five times.

The Nominating and Governance Committee has a written charter that has been approved by the Board of Directors and can be reviewed by accessing our website. It is the duty of the Nominating and Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating and Governance Committee, has the following responsibilities:

•	Review and recommend the composition of our Board, including the nature and duties of each of our committees;

•	Evaluate and recommend to the Board the compensation paid to our non-employee directors;

•	Evaluate the charters of each of the committees and recommend who the committee chairs will be;

•	Review individual director’s performance, when issues arise, in consultation with the Chairman of the Board;

•	Recommend retirement policies for the Board, the terms for directors and the proper ratio of employee directors to outside directors;

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board;

•	Review stockholder proposals received for inclusion in the Company’s proxy statement and recommend action to be taken with regard to the proposals to the Board; and

•	Identify and recommend to the Board candidates to fill director vacancies.

Potential director candidates are identified through various methods, and the Committee welcomes suggestions from directors, members of management, and stockholders. From time to time, the Nominating and Governance Committee uses outside consultants to assist it with identifying potential director candidates.

For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal and professional integrity and sound judgment, business and professional skills and experience, independence, possible conflicts of interest, diversity, and the potential for effectiveness, in conjunction with the other directors, to serve the long-term interests of the stockholders. The Committee uses a matrix of functional and industry experiences for its current directors to develop criteria for new candidates when a vacancy becomes available. Before being nominated by the Nominating and Governance Committee, director candidates are interviewed by the Chief Executive Officer and a minimum of two members of the Nominating and Governance Committee, including the Non-Executive Chairman of the Board. Additional interviews may include other members of the Board, representatives from senior levels of management and a consultant if one is being used.

The Committee intends to maintain the size of the Board at nine directors, which is consistent with the objective stated in our Corporate Governance Guidelines. When a vacancy occurs or is anticipated, the Nominating and Governance Committee will consider all potential nominees on their merits without regard to the source of recommendation. The Nominating and Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee, you should submit your candidate’s name, together with biographical information and his or her written consent to nomination to the Chairman of the Nominating and Governance Committee, Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002, between October 23, 2008 and November 22, 2008.

Special Committee

The Board of Directors appointed a Special Committee in November 2006 to make determinations regarding the Company’s obligation to provide indemnification when and as may be necessary. The Special Committee consists of Mr. Morgan and Mr. Weidemeyer. The Special Committee held one meeting in 2007.

Stockholders may obtain copies of our Corporate Governance Guidelines, the Charters of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, and our Code of Conduct free of charge by contacting the Corporate Secretary, c/o Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002 or by accessing our website at http://www.wm.com.

DIRECTOR NOMINEE AND OFFICER STOCK OWNERSHIP

In March 2004, the Board of Directors adopted stock ownership guidelines for our non-employee directors. Under the guidelines, each director is required to hold Common Stock or share-based instruments, which can include phantom stock and stock units, valued at five times his annual cash retainer, based on a $30.00 stock price. For non-employee directors other than Mr. Pope, five times the 2007 annual cash retainer of $50,000 equates to approximately 8,300 shares, and five times Mr. Pope’s 2007 annual cash retainer of $150,000 equates to 25,000 shares. Directors who were members of the Board in March 2004 had until March 2007, three years from the adoption of the guidelines, to reach their required level of ownership, and all have done so. Mr. Weidemeyer had until January 2008, three years from the date of his election, to reach his required level of ownership, and he has done so. Mr. Morgan and Mr. Gross each has three years from the date of his election to meet the ownership requirements.

In October 2002, the Compensation Committee also adopted stock ownership guidelines for our executives, which are described in the Compensation Discussion and Analysis on page 22 of this Proxy Statement.

The Stock Ownership Table below shows how much Common Stock each director nominee and executive officer named in the Summary Compensation Table on page 25 owned as of March 12, 2008, our record date for the Annual Meeting. These individuals, both individually and in the aggregate, own less than 1% of our outstanding shares as of the record date.

The table does not include performance share units granted to the named executive officers that have not yet been earned. Performance share units are settled in shares of our Common Stock based on the Company’s achievement of certain financial performance objectives during a three-year performance period. The actual number of shares of Common Stock the executives may receive at the end of the performance period will vary depending on the level of achievement of the Company’s financial objectives, and can vary from zero to two times the number of performance share units granted. Since the number of shares, if any, that will ultimately be issued pursuant to the performance share units is not known, we have excluded them from the table.

Stock Ownership Table

Name	Shares of Common Stock Owned (1)	Shares of Common Stock Covered by Exercisable Options	Phantom Stock (2)
Pastora San Juan Cafferty	18,874	40,000	0
Frank M. Clark, Jr.	16,249	0	0
Patrick W. Gross	6,615	0	0
Thomas I. Morgan	6,453	0	0
John C. Pope (3)	31,136	40,000	1,844
W. Robert Reum	14,331	0	0
Steven G. Rothmeier	16,488	40,000	0
Thomas H. Weidemeyer	9,966	0	0
David P. Steiner	307,891	791,515	22,212
Lawrence O’Donnell, III	172,956	851,747	0
Robert G. Simpson	82,996	284,660	0
James E. Trevathan	88,687	392,500	0
Duane C. Woods (4)	42,872	167,000	3,488
David R. Hopkins (5)	60,830	125,000	0
All directors and executive officers as a group (25 persons)	1,136,200	3,422,157	41,475

(1)	Includes shares of restricted stock held by the executive officers that can only be voted and/or sold after service-based vesting requirements have been met. The shares of restricted stock are subject to forfeiture in certain circumstances if the executive officer leaves the Company. Also includes restricted stock units held by the executive officers and deferred stock units held by non-employee directors that will be paid out in shares of our Common Stock upon vesting of the award. The restricted stock units are also subject to forfeiture in certain circumstances, but the deferred stock units, held by non-employee directors, are not subject to forfeiture. The shares of restricted stock and the restricted stock units were granted to executive officers under the Company’s equity compensation plans, as further described in the Compensation Discussion and Analysis beginning on page 13. The deferred stock units were received by the non-employee directors under the 2003 Directors’ Deferred Compensation Plan as described under Director Compensation on page 32. The following shares or units are included in the numbers presented:

	Deferred Stock Units	Restricted Stock	Restricted Stock Units
Pastora San Juan Cafferty	13,995	0	0
Frank M. Clark, Jr.	13,995	0	0
Patrick W. Gross	5,362	0	0
Thomas I. Morgan	3,900	0	0
John C. Pope	23,849	0	0
W. Robert Reum	12,078	0	0
Steven G. Rothmeier	13,995	0	0
Thomas H. Weidemeyer	7,713	0	0
David P. Steiner	0	0	77,207
Lawrence O’Donnell, III	0	0	34,952
Robert G. Simpson	0	800	21,570
James E. Trevathan	0	775	12,747
Duane C. Woods	0	1,975	12,747
David R. Hopkins	0	0	2,708

(2)	Certain non-employee directors received phantom stock units pursuant to deferrals of their compensation under the Company’s previous directors’ deferred compensation plans. Executive officers receive phantom stock units if they choose Waste Management stock as an investment fund under the Company’s 409A Deferral Savings Plan described in the Nonqualified Deferred Compensation table on page 31. Phantom stock units are equal in value to one share of our Common Stock and receive dividend equivalents, in the form of additional phantom stock units, at the same time that shares of Common Stock receive dividends. The value of the phantom stock units is paid out, in cash, at a future date elected by the director or executive.
(3)	The number of shares owned by Mr. Pope includes 435 shares held in trusts for the benefit of his children.
(4)	The number of shares owned by Mr. Woods includes 125 shares held by his children and 185 shares held by his wife’s IRA.
(5)	The shares of Common Stock shown for Mr. Hopkins represent his holdings as of June 30, 2007, the date of his departure from the Company.

PERSONS OWNING MORE THAN 5% OF WASTE MANAGEMENT COMMON STOCK

The table below shows the beneficial ownership of stockholders owning more than 5% of our Common Stock. We included this information based on Schedules 13D and 13G filed with the SEC as of March 12, 2008.

	Shares Beneficially Owned
Name and Address	Number	Percent
Barclays Global Investors, NA (1) 45 Fremont Street San Francisco, California 94105	32,415,099	6.56%

(1)	This information is based on a Schedule 13G filed with the SEC by Barclays on February 5, 2008. Shares listed as beneficially owned by Barclays are owned by the following entities: Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited and Barclays Global Investors Canada Limited.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, executive officers, directors and stockholders who own more than 10% of our Common Stock are required to file reports of their ownership, as well as any changes in their ownership, with the SEC and the New York Stock Exchange.

We are not aware of any stockholders owning more than 10% of our Common Stock. Based on a review of the forms and written representations from our executive officers and directors, we believe that during the last fiscal year, the executive officers and directors complied with all applicable requirements, with the exception of the following:

•

In September 2007, a Form 4 evidencing the biweekly accrual of phantom stock units under the Company’s Deferral Plan for Mr. Aardsma, Senior Vice President — Sales and Marketing, was filed one day late due to an administrative error by the Company.

•

In January 2008, Forms 4 evidencing the payout of phantom stock units on December 31, 2007 to Mr. Pope, Non-Executive Chairman of the Board, and Mr. Rothmeier, a director, were filed one day late due to an administrative error by the Company.

EXECUTIVE OFFICERS

The following is a listing of our current executive officers, other than Mr. Steiner, whose personal information is included in the Director Nominees section of this Proxy Statement on page 4, indicating their names, ages and a summary of their business experience for the past five years.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS
David A. Aardsma	51	• Senior Vice President, Sales and Marketing since January 2005. • Vice President, Sales from August 2000 to January 2005.

Lynn M. Caddell	54

•      Senior Vice President and Chief Information Officer since March 2004.

•      President, Yellow Technologies, Inc. (subsidiary of YRC Worldwide, Inc., transportation service provider) from November 1999 to March 2004.

Barry H. Caldwell	47	• Senior Vice President — Government Affairs and Corporate Communications since September 2002.

Patrick J. DeRueda	46

•      President, WM Recycle America, L.L.C. (formerly Recycle America Alliance, L.L.C.), a wholly-owned subsidiary of the Company, since March 2005.

•      Market Area General Manager — New Mexico Market from February 2003 to March 2005.

•      Market Area General Manager — Tucson, Arizona Market from March 2002 to February 2003.

Brett W. Frazier	53

•      Senior Vice President — Eastern Group since June 2007.

•      Vice President — Collections Operation Support from February 2006 to June 2007.

•      Vice President — Operations Improvement from November 2005 to February 2006.

•      Market Area General Manager — Houston Metro Area from December 2002 to November 2005.

Jeff M. Harris	53	• Senior Vice President — Midwest Group since April 2006. • Area Vice President — Michigan Market Area from April 2000 to April 2006.

Lawrence O’Donnell, III	50

•      President and Chief Operating Officer since March 2004.

•      Executive Vice President — Operations Support and Chief Administrative Officer from April 2003 to March 2004.

•      Executive Vice President — Western Group from July 2001 to April 2003.

Cherie C. Rice	45	• Vice President — Finance since May 2004, and Treasurer since January 2004. • Vice President — Investor Relations from July 1998 to January 2004.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS
Greg A. Robertson	54	• Vice President and Chief Accounting Officer since March 2004. • Vice President and Assistant Controller from July 2001 to March 2004.

Michael J. Romans	57

•      Senior Vice President, People since January 2007.

•      Senior Vice President — Human Resources, The St. Joe Company (real estate operating company) from May 2006 to January 2007.

•      Senior Vice President — Human Resources, Hughes Supply, Inc. (wholesale distributor of construction, repair and maintenance-related products) from December 2004 to March 2006.

•      Senior Vice President — Human Resources, Standard Register Corporation (document services provider) from April 2001 to December 2004.

Robert G. Simpson	55

•      Senior Vice President and Chief Financial Officer since March 2004.

•      Senior Vice President and Chief Accounting Officer from April 2003 to March 2004.

•      Vice President and Chief Accounting Officer from May 2002 to April 2003.

James E. Trevathan	55	• Senior Vice President — Southern Group since July 2007. • Senior Vice President — Eastern Group from July 2004 to June 2007. • Senior Vice President — Sales and Marketing from May 2000 to July 2004.

Mark A. Weidman	51	• President of Wheelabrator Technologies Inc., a wholly-owned subsidiary of the Company, since March 2006. • Vice President — Operations of Wheelabrator from June 2001 to March 2006.

Rick L Wittenbraker	60	• Senior Vice President, General Counsel and Chief Compliance Officer since November 2003. • Partner, Bracewell & Giuliani, LLP (full service law firm), from 1983 to November 2003.

Duane C. Woods	56	• Senior Vice President — Western Group since July 2004. • Vice President and General Counsel — Western Group from August 1998 to July 2004.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our compensation philosophy is designed to:

•	attract exceptional employees;

•	retain key talent;

•	reward past performance;

•	incent current and future performance; and

•	align our executives’ long-term interests with those of our stockholders.

Our 2007 executive compensation program consisted of base salary, annual bonus, long-term incentive awards, perquisites and a deferral plan. We believe that a greater emphasis should be placed on the value of compensation delivered through incentive compensation than fixed base salary and that incentive compensation should be weighted heavier toward long-term equity awards than short-term cash awards. These principles are reflected in the compensation paid and the awards granted to our executive officers, both in the aggregate and as a percentage of total compensation. Each element of our compensation fulfills a distinct purpose and collectively, they provide for a total package that supports our overall compensation philosophy and strategic objectives.

The following principles guide the development and design of our compensation:

•	Total compensation opportunities are competitive for the Company’s revenue size and performance;

•	Total compensation packages provide an appropriate mix of fixed and variable compensation to support a strong pay-for-performance relationship;

•	Performance-based compensation programs are tied to performance measures that strongly influence stockholder value over time;

•	Compensation plans are easy to understand and communicate; and

•	Our executives are expected to hold a significant portion of the Company’s Common Stock in order to promote alignment of interest with stockholders.

Compensation Consultant

The Compensation Committee retains an independent compensation consultant who is hired by and reports to the Committee. This consultant reviews recommendations by management and advises whether such recommendations are appropriate and consistent with market and general compensation trends. The Committee has retained Frederic W. Cook & Co., Inc. as its independent consultant since 2002. The Company makes regular payments to Frederic W. Cook for consulting services and paid $3,400 in 2007 for the purchase of the firm’s Long-Term Incentive Compensation Survey, in which the Company participated.

In addition to services related to executive compensation, the consultant has provided the Nominating and Governance Committee information and advice related to director compensation. Frederic W. Cook has no other business relationships with the Company and receives no other payments from the Company. In February 2008, the Compensation Committee adopted a written policy to ensure the independence of any compensation consultants utilized by the Committee for executive compensation matters. Pursuant to the policy, no compensation consultant engaged by the Compensation Committee to assist in determining or recommending the compensation of executive officers may be engaged by management of the Company to provide any other services unless first approved by the Committee.

Peer Group Benchmarking

With the assistance of its independent consultant, our Compensation Committee annually reviews competitive levels of compensation using compensation data for (i) general industry companies, excluding financial services, with similar annual revenues and (ii) a peer group. Throughout this discussion, we reference the comparator group, which is data from both the general industry survey and the peer group, weighted equally. The general industry data includes 70 companies with revenues ranging from $9 to $20 billion and a median annual revenue of $13.4 billion. We use general industry data rather than waste industry data because there are no comparably sized companies in the waste industry. We also look at general industry data because we recruit talent from companies outside of our industry.

The peer group is recommended by the independent consultant with input from management and evaluated and approved by the Compensation Committee. In 2006 the peer group consisted of Allied Waste Industries, Aramark, Automatic Data Processing, Burlington Northern Santa Fe, CSX, Entergy, FedEx, FPL Group, Halliburton, Norfolk Southern, Schlumberger, Southern Company, Sysco, Union Pacific, United Parcel Service, and YRC Worldwide. The Compensation Committee reviews and reconfirms the list annually. For 2007, all of the companies named above except for Aramark, which is no longer a publicly traded company, remained in the group. The following transportation and logistics companies with asset intensive, primarily domestic operations were added in 2007 based on an evaluation of several indicators, including revenue, total assets, income from operations, number of employees, market capitalization and growth: CH Robinson, Grainger, Ryder and Pitney Bowes. Republic Services was also added to the peer group, as the Compensation Committee felt it important to include another of the Company’s direct, publicly held competitors.

The purpose of the comparisons of our executives’ compensation with other companies is to gauge the competitive market. A median range of the comparator group is targeted for all elements of compensation. However, as discussed below, under “Elements of Compensation,” each element of compensation has a specific purpose and several factors are considered in determining appropriate amounts. As a result, actual compensation paid often may fall outside of the median range. We believe that although competitive levels of compensation are important, competitive data are not the only factors to be considered.

Other

When possible, we take advantage of the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code. Section 162(m) limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to the Chief Executive Officer or any of the other named executive officers other than the Chief Financial Officer, unless such compensation meets certain performance-based requirements. The exclusion of the Chief Financial Officer from the provisions of Section 162(m) results from an inconsistency between the SEC’s disclosure rules and the IRS’ regulations. Throughout this discussion we have noted the programs that are designed to meet the Section 162(m) requirements.

Since 2006, our Compensation Committee has used tally sheets to review compensation levels. The tally sheets show the cumulative impact of all elements of compensation and provide a means for comparing internal equity for all compensation components. The tally sheets include detailed information and dollar amounts for all components of compensation, the value of all equity held by the individual, welfare and retirement benefits and severance payments.

Elements of Compensation

Our 2007 compensation program for our named executive officers included the elements shown in the chart below. There have been some changes to the program in 2008, including the elimination of restricted stock units as part of the annual grant for such officers and the elimination of most perquisites, as described in “—Long-Term Incentive Program” and “—Perquisites.” The chart gives an overview of the purpose each element served and the percentage of total compensation (defined, for this purpose, as base salary, target bonus and the grant date fair value of equity awards) each element represented in 2007.

Annual Cash Compensation	Base Salary	—Objective: Provide a competitive base wage for position responsibilities —Represents approximately 20% of total compensation
	Annual Bonus	—Objective: Motivate and reward executives for achieving annual goals —Represents approximately 20% of total compensation

Long-Term Equity Incentives	Restricted Stock Units	—Objective: Support recruiting and retention, and drive long-term stock performance —Represents approximately 15% of total compensation
	Performance Share Units	—Objective: Motivate executives to make decisions that focus on long-term stockholder value —Represents approximately 45% of total compensation

Executive Benefits	Change-in-Control	—Objective: Ensure impartiality and objectivity to protect stockholders’ interests
	Deferral Plan	—Objective: Allow and encourage retirement savings

	Perquisites	—Objective: Offer competitive package and maximize the time executives are able to spend on business matters

Base Salaries

Base salaries are intended to provide financial stability to our executives, be market competitive and recognize executives’ potential and actual contribution to the success of the organization.

We determine base salaries and increases to base salaries by considering the following factors:

•	the executive’s scope of responsibility;

•	the current level of pay of our other executives, or internal equity;

•	the level of both direct and indirect experience of the executive;

•	the competitive market for similar positions; and

•	the executive’s individual performance and his effect on business performance.

We consider the impact base salary increases have on all other components of compensation and our overall market competitiveness before recommending them for approval by the Compensation Committee. The analyses for base salaries and increases are the same for all of our executive officers; differences in the individuals’ base salaries are a reflection of the factors described above.

The table below shows (i) our named executive officers’ base salary increases in the last two fiscal years and (ii) the relation to the comparator group 50th percentile in 2006 and 2007:

Named Executive Officer	2005 – 2006 Percent Increase	2006 Base Salary Compared to Comparator Group 50th Percentile	2006 – 2007 Percent Increase	2007 Base Salary Compared to Comparator Group 50th Percentile
David P. Steiner Chief Executive Officer	8.8%	(19%)	10.8%	(11%)
Lawrence O’Donnell, III President & COO	3.0%	3%	6.0%	8%
Robert G. Simpson SVP & Chief Financial Officer	10.0%	(16%)	3.0%	(17%)
James E. Trevathan SVP Southern Group	3.0%	(2%)	3.0%	3%
Duane C. Woods SVP Western Group	5.6%	(4%)	8.0%	4%

The Company generally increases base salaries of the named executive officers based on general market conditions, and the normal increase in the last three years has been 3% of base salary. All of our named executive officers have been promoted from within the Company, which we believe is an important and beneficial practice. As a result, our current named executives have had base salaries lower than the median market comparison due to level of experience and internal equity. Based on the factors we look at in determining base salaries and increases thereto, executive officers will often receive increases that deviate from the annual standard increase. Mr. Steiner, Mr. Simpson and Mr. Woods each received greater increases in 2006 because the salary increases they received when they were promoted into their current roles in 2004 were lower than the median market comparison to reflect their level of experience. The 2006 increases also reflected the performance delivered in their new roles. In 2007, Mr. Steiner, Mr. Woods and Mr. O’Donnell received greater increases to reflect increased experience in their roles and their level of performance throughout the year.

Annual Bonuses

Annual bonuses are paid to executives under the Waste Management 2005 Annual Incentive Plan, which was approved by stockholders at the 2004 Annual Meeting of Stockholders. Each of our executives is party to an employment agreement that includes a target bonus as a percentage of base salary. We believe the percentages of salary are appropriate based upon individual position, market competitiveness, level of responsibility and each individual’s ability to impact the Company’s success. Each of our executives’ agreement states that his actual bonus may range from 0% to 200% of the target. The table below shows each of our named executive officers’ target and potential bonuses as a percentage of base salary and the average target bonus as a percentage of base salary for executives in similar positions in the comparator group:

Named Executive Officer	Target Bonus as % of Salary	Potential Bonus as % of Salary	Average Comparator Group Target Bonus as a % of Salary
David P. Steiner Chief Executive Officer	115%	0 – 230%	125%
Lawrence O’Donnell, III President & COO	100%	0 – 200%	91%
Robert G. Simpson SVP & Chief Financial Officer	85%	0 – 170%	75%
James E. Trevathan SVP Southern Group	85%	0 – 170%	76%
Duane C. Woods SVP Western Group	85%	0 – 170%	76%

The Annual Incentive Plan is designed to comply with the performance-based compensation exemption under Section 162(m) of the Code by allowing the Compensation Committee to set performance criteria for payments, which may not exceed the predetermined amount of 0.5% of pre-tax income per participant. In setting performance criteria, the Compensation Committee ensures that executives are rewarded for results. The targets established by the Committee are measurable goals that will drive behaviors to create performance and results. The targets are designed to keep our executives focused on operational and financial results in the near-term by placing a portion of their pay at risk and allowing them to share in the success of the Company when results are achieved.

The table below shows the performance measures, the targets, and the results for 2006 and 2007 (dollar amounts in millions) for the named executive officers’ annual bonuses.

Performance Goal Measure	Weighting	Reason for Measure/ Business Purpose	Target		Actual Results Achieved (as adjusted)		% of Payout Earned
2006
Net Income Margin (1)	35%	Supports Company’s pricing initiative and focus on profitable growth	6.8%			7.5%	200%

Cash Flow (2)	35%	Encourages profitability and sensitivity to capital expenditures	Company-wide: Eastern Group: Western Group:	$1,813 $ 457 $ 433	$ $ $	2,062 538 447	192% 200% 122%

Personal Performance	30%	Furthers the Company’s long-term strategies	Range from specific, quantifiable goals to more general, conceptual goals, all of which fall into one of five categories: operational; people/organizational development; strategic planning; environmental; and financial			Met or exceeded.	105% for Mr. Steiner, Mr. O’Donnell and Mr. Trevathan and 100% for Mr. Simpson and Mr. Woods

2007
Earnings per Share (3)	50%	Encourages focus on growth and new business and cost-containment	$2.01			$2.10	145%

Cash Flow (2)	50%	Encourages profitability and sensitivity to capital expenditures	Company-wide: Eastern Group: Southern Group: Western Group:	$2,225 $ 542 $ 897 $ 644	$ $ $ $	2,342 550 862 660	135% 110% 92% 117%

(1)	Net income margin is measured as net income divided by operating revenues. Net income margin is measured at the Company-wide level for all of the named executive officers.
(2)	Cash flow is measured as income from operations before depreciation and amortization, minus capital expenditures, which is different than the “free cash flow” measure that we report in our quarterly earnings announcements. Cash flow is measured at the Company-wide level or at the Group level, depending on the individual executive’s position. For 2006 and 2007, Mr. Steiner’s, Mr. O’Donnell’s and Mr. Simpson’s performance was measured using Company-wide cash flow targets. For 2006 and the first half of 2007, Mr. Trevathan’s performance was based on the Eastern Group’s cash flow targets. Effective July 1, 2007, Mr. Trevathan became the Senior Vice President of the Southern Group, resulting in his performance for the second half of 2007 being measured based on the Southern Group’s cash flow target. For 2006 and 2007, Mr. Woods’ performance was measured using the Western Group’s cash flow targets.
(3)	Earnings per share is measured as net income divided by weighted average diluted shares outstanding. Earnings per share is measured at the Company-wide level for all of the named executive officers.

In setting performance criteria, the Compensation Committee establishes a threshold, target and maximum performance measure. Target performance is derived from the Company’s budget and projections for the year. Target is a measure that, while aggressive, the Compensation Committee expects is achievable by management meeting expectations and opportunities. In determining whether target has been met, the Committee may make adjustments to the calculation for unusual, non-recurring or otherwise non-operational matters that it believes do not accurately reflect true results of operations expected from management for bonus purposes. In 2007, actual results were adjusted both downwards and upwards for certain matters such as tax settlements, gains on divestitures, asset impairments and other unusual items, the net effect of which was a decrease to the EPS measure and an increase to the cash-flow measure for bonus calculation purposes.

The Committee has established a threshold performance measure of 80% for each of the 2007 target measures. If this performance measure is not met for earnings per share or exceeded for cash flow, then no bonus will be paid for that year for that portion of the target measure. In addition to this threshold performance, in order for any payout to occur on the EPS component of the calculation, the Committee required that 2007 EPS exceed the prior year’s actual result to ensure continued improvement. Maximum performance is 110% of target for the EPS measure and 115% of target for the cash flow measure. If these measures are met, 200% of that portion of the target bonus will be paid. The Compensation Committee believes that setting criteria in this manner achieves its goals of holding executives accountable and allowing them to share in the Company’s success.

For fiscal 2006, in addition to the financial measures, personal performance was weighted at 30% of target bonus. The inclusion of a personal performance piece allowed the Committee to reward, where appropriate, specific and individual job performance. In 2006, the Committee determined that all of the named executive officers delivered at least the expected amount of value and support to the organization by generally meeting or exceeding most individual performance criteria and as a result, the named executive officers were paid at either 100% or 105% of the individual performance portion of their bonuses.

The Compensation Committee changed the named executive’s annual incentive plan in 2007 to provide that 100% of the targeted annual bonus award is based on financial measures, weighted equally between earnings per share and cash flow. In determining the actual bonus payout for 2007, there is an individual performance modifier that can change the payout by 25%. However, at no time can the modifier increase the payout above 200% of target. The Compensation Committee believes that individual personal performance is important for the success of the Company. However, because the named executive officers’ personal performance is so intimately tied to and reflected in Company performance, the Committee decided to base the named executives’ bonus payment on financial performance, with the ability to adjust based on individual performance. None of the named executives’ 2007 bonuses were adjusted for the individual performance modifier.

Long-Term Incentive Program

Long-term incentive awards are a key component of our total compensation package. Long-term incentive awards are meant to hold executives accountable for long-term decisions by placing a significant portion of pay at risk by providing compensation based on Company performance that is valued based on the market value of the Company’s Common Stock. The awards also serve as a retention tool, given their vesting and performance periods. In 2006, our annual award consisted of 50% performance share units and 50% restricted stock units. For 2007, the Compensation Committee decided there should be a greater emphasis on performance-based compensation over purely service-based compensation. As a result, in 2007, 75% of the participants’ total award granted was in performance share units and 25% of the award was in restricted stock units. Further to this philosophy, the awards granted to named executive officers in 2008 are 100% performance based and are delivered completely in performance share units. Additionally, the vesting of the restricted stock units granted in 2007 was changed from 25% annual vesting to a three-year cliff vest to increase retention value. Finally, dividend equivalents will be paid on performance share units beginning with the 2007 award. These amounts will be accrued at target during the three-year performance period and paid in cash at the end of the period based on the actual number of shares earned.

The target number of units granted is established using a cash value the Committee determines appropriate based on:

•	the individual executive’s scope of responsibility;

•	internal equity; and

•	comparative market data.

The total grant date fair value of the target long-term incentive awards granted in 2007 to the named executive officers ranged from the 18th to the 45th percentile of the comparator group’s long-term incentive award values. As described below, performance share units and restricted stock units are paid out in shares of the Company’s Common Stock based on the achievement of performance goals and the passage of time, respectively. Performance share units have the potential to pay out at 0% to 200% of target. Given the possibility of earning in excess of the targeted number of shares and the fluctuation in value based on the market value of the Company’s Common Stock, the Compensation Committee believes that the value of the long-term equity awards granted to the named executive officers comprise the correct percentage of total compensation and provide the appropriate upside potential.

The Compensation Committee has previously granted long-term incentive awards in late January to ensure that the performance share units are granted near the beginning of the three-year performance period. In addition to annual grants, restricted stock units are occasionally used for special one-time grants for events such as promotions and new hires, in which case the grant date is based on the date of the occurrence of the event related to the reason for the award. The executive officers’ 2008 grants of long-term incentive awards were made in March 2008, following the regularly scheduled Compensation Committee meeting.

Performance Share Units

The number of units granted corresponds to an equal number of shares of Common Stock. At the end of the three-year performance period, the number of shares awarded is zero if the threshold performance has not been met, and once the threshold has been met, can range from 50% to 200% of the targeted amount, depending on the Company’s three-year performance and subject to the general payout and forfeiture provisions described in “Executive and Director Compensation” on page 23. Additionally, since the value of each share is tied to the stock price, the value received will fluctuate over time with the value of the Company’s stock. Recipients have the opportunity to defer receipt of their performance share unit award. Deferred amounts are not invested, nor do they earn interest and they are paid out in shares of Common Stock. Throughout the performance period, no dividend equivalents are paid on performance share units awarded prior to 2007 and holders do not have the right to vote their performance share units.

The performance criterion for performance share units is a three-year average of return on invested capital, or ROIC, which is generally defined as net operating profit after taxes divided by capital. This measure was chosen for the long-term incentive awards because profitable allocation of capital is critical for the long-term success of the Company. We believe that tying a significant amount of our executives’ compensation to measures that will benefit the Company and its stockholders in the long-term is appropriate and necessary for the ongoing success of the Company.

The performance share unit awards are designed to require a minimum threshold performance for payout, at which 50% of the units are earned; a target at which 100% of the units are earned; and a maximum at which 200% of the units are earned. The threshold, target and maximum measures are determined based on an analysis of historical performance and current projections and trends. The Committee uses this analysis and modeling of different scenarios related to items that affect the Company’s performance such as yield, volumes and capital to set the performance measures. The Committee chooses measures such that, without a solid and improved performance delivered by the Company, threshold will not be met and no award will be earned. The target measure is more aggressive and requires stronger results that show outstanding performance. Finally, maximum payouts are awarded when measures that require superior yet realistic performance have been achieved.

The performance share unit award granted in 2005 with a performance period ending December 31, 2007 required a threshold ROIC of 11.7% for any payment to be made. The target was 16.5%, and the Company’s actual ROIC (as adjusted by the Committee) was 15.7%, resulting in 91.2% of the target units being earned by executives and paid out in February of 2008. The Company’s actual ROIC for the last fiscal year before the performance criteria were set was 11.7% and the average ROIC of the last three preceding years was 12%. The 2006 award, the performance period for which ends December 31, 2008, requires a threshold ROIC of 12.1% and has as its target 16.7%. The 2007 award, the performance period for which ends December 31, 2009, has a threshold ROIC of 13.4% and a target ROIC of 18.5%.

Our performance share unit awards were intended to meet the qualified performance-based compensation exception under Section 162(m). In February 2008, the Compensation Committee approved an adjustment to the results of the performance period ended December 31, 2007 to exclude the effect significant tax audit settlements had on the equity component of the calculation of ROIC. The adjustment increased the payout under the awards and, as a result, the 2005 awards no longer satisfied the qualified performance-based compensation exception. This means that some or all of the payout under the 2005 awards made to “covered employees” may not be deductible for federal income tax purposes. The Compensation Committee believes that the adjustment was necessary, particularly because the tax audit settlements were not reflective of operating performance. Further, it is important and consistent with the Company’s compensation philosophy that extraordinary, unusual, and one time items do not affect the payout expected based on performance. Although future adjustments are subject to Committee approval, similar adjustments and resulting potential loss of deductibility can also be expected for awards granted in 2006 that are paid out after year-end 2008. Modifications to the manner in which performance goals are set were made for awards granted in 2007 and 2008 to allow for more flexibility, and those modifications should allow the payout under those awards to be fully deductible under Section 162(m).

Restricted Stock Units

Restricted stock unit awards have supported our compensation philosophy because they provide retention value through service-based vesting and alignment with stockholders because the ultimate value is tied to the Company’s stock price. The 2007 restricted stock unit awards vest in full three years from the date of grant and the 2006 restricted stock unit awards vest in equal installments over four years from the grant date, subject to the general vesting and forfeiture provisions described in “Executive and Director Compensation” on page 23. Recipients have the opportunity to defer receipt of their restricted stock unit awards. Deferred amounts are not invested, nor do they earn interest and they are paid out in shares of Common Stock. Recipients receive dividend equivalents on unvested units throughout the vesting period, but they do not have the right to vote their restricted stock units. Restricted stock units are not considered performance-based under Section 162(m) and therefore are not deductible by the Company. As discussed above, in 2008, the named executive officers will not receive restricted stock units as part of their annual long-term incentive award.

Deferral Plan

The Company maintains a 409A Deferred Savings Plan, which allows all employees with a minimum base salary of $170,000 to defer up to 25% of their base salary and up to 100% of their annual bonus (“eligible pay”) for payment at a future date. Under the plan, the Company matches the portion of pay that cannot be matched in the Company’s 401(k) Savings Plan due to IRS limits. The Company match provided under the 401(k) Savings Plan and the Deferral Plan is dollar for dollar on the first 3% of eligible pay, and fifty cents on the dollar for the next 3% of eligible pay. Participants can contribute the entire amount of their eligible pay to the Deferral Plan. Contributions in excess of the 6% will not be matched but will be tax-deferred. Company matching contributions begin in the Deferral Plan once the executive has reached the IRS limits in the 401(k) plan. Funds deferred under this plan fluctuate based on selected hypothetical funds that are the same as those in the 401(k) plan. We believe that providing a program that allows and encourages our executives to plan for their retirement is a key factor in our ability to attract and retain talent. Additional details on the plan can be found in the Nonqualified Deferred Compensation table and the footnotes thereto on page 31.

Perquisites

In years prior to 2008, senior executives were eligible for an auto allowance; financial, legal and tax planning; home security (provided by the Company’s Corporate Security Department); and social organization/health club fees. The value of the perquisites we have given our executives is disclosed in the Summary Compensation Table on page 25. As the disclosure shows, the value of the perquisites makes up a small portion of the executive’s overall total compensation. In order to reduce the administrative costs and burden associated with the executive perquisite program, beginning January 2008, the Company ceased providing the taxable benefits to executives and increased the executives’ salaries by a dollar amount corresponding to the value of the perquisites, reduced for the impact the increases would have as a result of annual bonuses being a percentage of base salary. Senior executives will continue to receive an annual physical that is treated as a non-taxable benefit because it is required for the benefit of the Company.

Based on a periodic security assessment by an outside consultant, for security purposes the Company requires the Chief Executive Officer to use the Company’s aircraft for business and personal use. Use of the Company’s aircraft is permitted for other executives’ personal use only with Chief Executive Officer approval in special circumstances, which does not occur often. All executives are taxed on the value of their personal use of the Company’s airplanes in accordance with IRS regulations using the Standard Industry Fare Level formula. This is a different amount than we disclose in the Summary Compensation Table, which is based on the SEC requirement to report the incremental cost to us of their use.

Post-Employment Compensation

The compensation an executive receives post-employment is based on provisions included in individual equity award agreements, retirement plan documents and employment agreements. We enter into employment agreements with our executive officers because they provide a form of protection for the Company through restrictive covenant provisions. They also provide the executive protection that they will be treated fairly in the event of a termination not for cause or under a change-in-control situation. The change-in-control provision included in each named executive officer’s agreement requires a double trigger in order to receive any payment in the event of a change-in-control situation. First, a change-in-control must occur, and second the executive must terminate his employment for good reason or the Company must terminate the executive’s employment without cause within six months prior to or two years following the change-in-control event. We believe providing change-in-control protections ensure impartiality and objectivity of our executives in the context of a change-in-control situation and protect the interests of our stockholders.

Employment agreements entered into after February 2004 include a clawback feature that allows for the suspension and refund of termination benefits for subsequently discovered cause. The agreements generally allow the Company to cancel any remaining payments due and obligate the executive to refund to the Company any severance payments already made if, within one year of termination of employment of the executive by the Company for any reason other than for cause, the Company determines that the executive could have been terminated for cause.

In August 2007, the Compensation Committee adopted an Executive Compensation Clawback Policy. The purpose of the policy is to set forth guidelines as to when the Company should seek reimbursement of payments that are predicated on the achievement of financial results. Generally, the policy allows the Compensation Committee to require reimbursement when there has been intentional or reckless conduct that caused financial results to materially increase an award or payment.

Executive Officer Severance Policy

In August 2005, the Compensation Committee approved an Executive Officer Severance Policy. The policy generally provides that the Company may not enter into severance arrangements with executive officers that provide for benefits, less the value of vested equity awards and benefits provided to employees generally, in an amount that exceeds 2.99 times the executive officer’s then current base salary and target bonus, unless such future severance arrangement receives stockholder approval.

Stock Ownership Guidelines

We believe that executive ownership of Company Common Stock demonstrates a commitment to, and confidence in, the Company’s long-term prospects and establishes an alignment between management and our stockholders. The Company has implemented stock ownership guidelines that vary by level and are expressed as a fixed number of shares. Ownership levels were established depending upon position based on one to five times base salary as of January 2004 or date of promotion, and then translated to a number of shares based on the then current market value of shares of our Common Stock. Shares owned outright, deferred stock units, shares held in the 401(k) plan and shares held in the Deferral Plan count towards meeting the guideline. Restricted stock shares, restricted stock units and performance share units do not count toward meeting the guideline until they are vested or earned.

Until guidelines are achieved and sustained, executives are required to retain at least 50% of net shares delivered through the Company’s long-term incentive plans. In addition to the ownership target, executives have a holding requirement that is in effect at all times, even once targeted levels of ownership are achieved. Senior Vice Presidents and above must hold 100% of all net shares for at least one year before they can be sold and Vice Presidents must hold at least 50% of all net shares for at least one year before they can be sold. Net shares are those that remain after shares are sold or withheld to pay the exercise price of stock options and/or withholding taxes.

The following table outlines the ownership requirements for the named executive officers, each of whom has until January 2009 to meet the ownership levels.

Named Executive Officer	Ownership Level as a Number of Shares	Attainment as of 12/31/07
David P. Steiner Chief Executive Officer	145,000	139%

Lawrence O’Donnell, III President & COO	87,350	132%

Robert G. Simpson SVP & Chief Financial Officer	42,000	104%

James E. Trevathan SVP Southern Group	32,600	194%

Duane C. Woods SVP Western Group	32,600	63%

Risk-Hedging Policies

Pursuant to the Company’s Insider Trading Policy, executives of the Company are prohibited from engaging in certain transactions with respect to the Company’s Common Stock, such as puts, calls and other exchange traded derivatives. These transactions reduce or cancel the risk of an investment in the Common Stock, particularly in the short-term. Therefore, they may create the appearance that the executives are trading on inside information. Additionally, certain forms of hedging or monetization transactions allow a stockholder to lock in much of the value of his stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the holder to continue to own the covered securities, but without full risks and rewards of ownership. Therefore, executives are also prohibited from hedging transactions.

Executive and Director Compensation

In accordance with SEC rules and regulations, we have provided information about our named executive officers’ 2007 and 2006 compensation. For SEC purposes, “named executive officers” includes our Chief Executive Officer, our Chief Financial Officer and the other three most highly compensated individuals serving as an executive officer as of the end of the year. The rules also require us to include any individual who would have been included in this definition had he been serving as an executive officer at the end of the year. Therefore, David R. Hopkins, our former Senior Vice President, Southern Group, who left the Company in June of 2007, has been included in the following tables.

The following information may be useful to an understanding of the tables presented:

•

Our annual cash bonuses are earned and paid based on the achievement of performance goals. As a result, for the purposes of this disclosure, annual cash bonuses are included in the “Non-Equity Incentive Plan Compensation” column rather than a “Bonus” column of the Summary Compensation Table.

•	The value of our stock awards is calculated based on the fair value of the awards in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payments.

•

In order to show investors the cost of the executives’ compensation to the Company, the dollar amount of the awards included in the “Stock Awards” column of the Summary Compensation Table is the amount recognized by the Company as compensation expense in 2007 and 2006. Generally, compensation expense for equity awards is recognized over the life of the award as it vests or is otherwise earned. Therefore, compensation expense recognized by the Company in 2007 and 2006 includes the expense for awards granted during the year as well as the expense recognized in 2007 and 2006 for previously granted awards. In 2005, our restricted stock units and performance share units contained provisions that allowed for immediate vesting upon retirement. As a result, in 2005 we recognized the full value of awards granted to employees who received an award at a time that they were retirement eligible. The expense for non-retirement eligible employees continues to be recognized over the term of the awards. Mr. Hopkins was eligible for retirement in 2005 and as a result, the compensation expense for his awards shown in the “Stock Awards” column is less than the other executives’, for whom we continue to recognize compensation expense for prior years’ awards.

•

The “Grant Date Fair Value of Stock and Option Awards” column of the Grant of Plan-Based Awards table includes the entire fair value of the awards granted in 2007 calculated in accordance with FAS 123(R), which, as described above, is recognized by the Company for financial reporting purposes over the term of the underlying award.

•

The Grant of Plan-Based Awards in 2007 table requires disclosure of “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.” This disclosure requires a threshold, target and maximum dollar amount. We have disclosed the amounts that could have been paid under our annual incentive bonuses based on those three scenarios even though our 2007 annual bonuses have been earned, paid to executives, and disclosed in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. We believe that, even though actual payments have been made and disclosed, the disclosure of the possible payouts provides meaningful information to understand how our awards are structured and paid.

•

As discussed in the Compensation Discussion and Analysis, equity awards granted under our long-term incentive program in 2007 and 2006 included restricted stock units and performance share units. In 2004 and prior years, we also granted stock options and shares of restricted stock, which are disclosed in the tables where applicable. Although restricted stock units and performance share units are both considered by us to be incentive compensation, for SEC disclosure purposes, only awards with performance criteria are considered “equity incentive plan awards.” As a result, restricted stock units and shares of restricted stock are disclosed in the “All Other Stock Awards” column of the Grant of Plan-Based Awards table and “Number of Shares or Units of Stock That Have Not Vested” in the Outstanding Equity Awards table. Only the performance share units are disclosed under the “Equity Incentive Plan Awards” columns of those tables.

•

Restricted stock units granted in 2007 vest in full at the end of three years, while restricted stock units granted in 2006 vest ratably over four years. All restricted stock units earn dividend equivalents at the same rate and at the same time as shares of our Common Stock. Restricted stock units may not be sold, transferred or voted, and are forfeitable upon termination for cause or voluntary termination. Restricted stock units are pro-rated in the case of retirement or termination without cause, vest immediately in the event of death or disability and also vest immediately in the case of a change-in-control, unless the successor entity agrees to assume all of the awards. At vesting, one share of Common Stock is issued for each restricted stock unit.

•

Performance share units are granted as a fixed number of units and are earned based on the achievement of a target performance goal for a three-year performance period. Unless otherwise noted, since we do not yet know how many, if any, of the performance share units will be earned, all of our disclosures are based on the target number. The Company included dividend equivalents on performance share units for the first time with the grant of performance share unit awards in 2007. Dividend equivalents are accrued quarterly on the target number of performance share units granted and adjusted at the end of the performance period so that dividend equivalents are paid in cash on the actual number of performance share units earned. Performance share units are forfeitable upon termination for cause or voluntary termination and receive a pro-rated payout upon retirement or termination without cause. In the event of death or disability, the performance share units receive a full payout based on actual performance at the end of the performance period. In the event of a change-in-control, performance share units are paid out in cash based on actual performance as of the date of the change-in-control with the remainder of the targeted award paid in shares of restricted stock of the successor entity. At payout, other than in the case of a change-in-control as described, one share of Common Stock is issued for each performance share unit earned.

•

Although 2007 and 2006 equity awards did not include stock options, the stock options we issued in 2003 and 2004 contained a reload feature. A reload feature becomes available once the fair market value of the Company’s Common Stock has appreciated by 25% from the original option’s exercise price and allows the optionee to pay the exercise price of the original option using shares of stock he already owns. When this is done, the optionee will automatically be granted a number of new, reload options equal to the number of shares used in payment of the exercise price. The exercise price of the reload option is the fair market value of the Common Stock on the date the original option is exercised; the reload option vests in six months and is exercisable once the fair market value of the Common Stock has appreciated by 25% from the date of exercise of the original option. The expiration date of the reload option will be the same date as the expiration of the original option. Reload options are included in the Summary Compensation Table and are noted as such.

•

The original terms of stock options granted by the Company in and before 2004 generally provided for ratable vesting over four years, beginning one year after date of grant. In December 2005, the Compensation Committee vested all employees’ outstanding stock options.

•

The Compensation Discussion and Analysis beginning on page 13 contains a discussion that should be read in conjunction with these tables to gain a complete understanding of our executive compensation philosophy, programs and decisions.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
David P. Steiner	2007	998,077	3,424,866	163,601	1,612,277	131,058	6,329,879
Chief Executive Officer	2006	904,808	2,721,965	51,974	1,758,270	164,270	5,601,287

Lawrence O’Donnell, III	2007	721,837	1,564,817	207,861	1,012,971	64,749	3,572,235
President & Chief Operating Officer	2006	686,094	1,334,636	60,228	1,158,117	99,568	3,338,643

Robert G. Simpson	2007	483,932	1,048,505	87,072	576,880	55,863	2,252,252
Senior Vice President & Chief Financial Officer	2006	461,960	655,104	18,514	657,756	55,193	1,848,527

James E. Trevathan	2007	527,878	643,628	0	552,546	53,706	1,777,758
Senior Vice President — Southern Group	2006	512,503	411,089	0	747,116	77,112	1,747,820

Duane C. Woods	2007	521,342	642,076	0	580,000	58,649	1,802,067
Senior Vice President — Western Group	2006	485,312	409,537	0	587,958	44,425	1,527,232

David R. Hopkins	2007	262,003	204,422	0	264,347	2,097,714	2,828,486
Senior Vice President — Southern Group	2006	512,503	193,991	0	642,541	43,183	1,392,218

(1)	Amounts shown are the dollar amounts computed by the Company as compensation expense (excluding estimates for forfeitures) for restricted stock units, performance share units and shares of restricted stock. The fair value of all of the awards is equal to the market value of our Common Stock on the date of grant, although the value of performance share units granted prior to 2007 is reduced by the present value of expected dividend payments on our Common Stock during the vesting period because performance share units granted prior to 2007 did not receive dividend equivalents. The amounts actually recognized in our financial statements are reduced, in accordance with FAS 123(R), for estimated forfeitures. In 2007, we experienced actual forfeiture rates of 5.4% for restricted stock units and 5.1% for performance share units; the only forfeitures by a named executive were by Mr. Hopkins, whose 2007 grants of restricted stock units and performance share units were forfeited on a pro-rated basis in accordance with their terms. In 2006, actual forfeiture rates were 1.9% for both restricted stock units and performance share units. The table below shows the 2007 and 2006 grants of stock based awards to each of the named executives. More information on the 2007 awards can be found in the “Grant of Plan-Based Awards” table on page 27.

	Year	Number of Restricted Stock Units	Number of Performance Share Units
Mr. Steiner	2007	23,457	70,373
	2006	55,000	55,000

Mr. O’Donnell	2007	9,952	29,858
	2006	23,335	23,335

Mr. Simpson	2007	7,820	23,460
	2006	18,335	18,335

Mr. Trevathan	2007	4,622	13,868
	2006	10,835	10,835

Mr. Woods	2007	4,622	13,868
	2006	10,835	10,835

Mr. Hopkins	2007	4,622	13,868
	2006	10,835	10,835

Upon his departure from the Company, Mr. Hopkins forfeited 10,940 restricted stock units and 17,015 performance shares units.

(2)	The amounts related to option awards shown in 2006 and 2007 are related to reload options granted in 2006. The fair values of the reload stock options were estimated at the grant date using the Black-Scholes option-pricing model. We use the Black-Scholes formula to calculate an assumed value of the options for compensation expense purposes; because the formula uses assumptions, the fair values calculated are not necessarily indicative of the actual values of the stock options. The assumptions used in 2006 for these reload options were a dividend yield of 2.32%; a risk-free interest rate of 5.14%; an expected life of six years; and a stock price volatility of 19.53%.

(3)	The amounts reported for each of the named executives in “All Other Compensation” are shown below (in dollars):

		Financial Planning	Personal Use of Company Aircraft	Club Initiation Fees and Dues	Car Allowance and Parking	Home Security	Annual Physical	401(k) Matching Contributions	Deferral Plan Matching Contribution	Life Insurance Premiums	Other
Mr. Steiner	2007	3,301	51,047	12,714	12,876	7,277	0	10,125	31,587	2,131	0
	2006	0	101,309	11,653	12,876	317	1,670	9,900	24,597	1,948	0

Mr. O’Donnell	2007	2,400	0	10,122	12,876	884	250	10,125	26,498	1,594	0
	2006	0	0	48,566	12,876	492	1,130	9,900	25,064	1,540	0

Mr. Simpson	2007	11,000	0	2,614	12,876	227	250	10,125	17,679	1,092	0
	2006	11,000	0	2,510	12,876	227	629	9,900	17,063	988	0

Mr. Trevathan	2007	0	0	5,066	12,000	6,037	0	10,125	19,287	1,191	0
	2006	0	11,970	5,916	12,000	317	659	9,900	18,699	1,151	16,500

Mr. Woods	2007	3,053	0	3,389	12,000	90	250	10,125	26,458	1,134	2,150
	2006	0	0	4,650	12,000	250	683	9,900	15,874	1,068	0

Mr. Hopkins	2007	0	0	388	6,000	0	0	10,125	0	1,191	2,080,010
	2006	0	0	432	12,000	0	1,001	9,900	18,699	1,151	0

As discussed in the Compensation Discussion and Analysis on page 21, Mr. Steiner is required by us to use the Company aircraft for all travel, whether personal or business related. We calculated the amount of the personal aircraft usage perquisite based on our incremental cost, which includes fuel, crew travel expenses, on-board catering, landing fees, trip related hangar/parking costs and other variable costs. We own or operate our aircraft primarily for business use, and therefore, do not include the fixed costs associated with the ownership or operation such as pilots’ salaries, purchase costs and non-trip related maintenance.

The amounts reported under “Other” include infrequent items that do not fall within any of the other categories, and may include such items as the use of corporate property, tickets to entertainment or sporting events, tax gross-ups, relocation allowances and severance payments. The amounts reported under “Other” relate to a relocation allowance for Mr. Trevathan in 2006, a tax gross-up for Mr. Woods in 2007 and severance payments for Mr. Hopkins in 2007. More information concerning Mr. Hopkins’ severance payments can be found on page 40.

Grant of Plan-Based Awards in 2007

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David P. Steiner		310,500	1,150,000	2,300,000
	01/26/07				35,186	70,373	140,746		2,623,505
	01/26/07							23,457	874,477

Lawrence O’Donnell, III		195,111	722,634	1,445,268
	01/26/07				14,929	29,858	59,716		1,113,106
	01/26/07							9,952	371,011

Robert G. Simpson		111,125	411,574	823,148
	01/26/07				11,730	23,460	46,920		874,589
	01/26/07							7,820	291,530

James E. Trevathan		121,148	448,696	897,392
	01/26/07				6,934	13,868	27,736		516,999
	01/26/07							4,622	172,308

Duane C. Woods		119,648	443,141	886,282
	01/26/07				6,934	13,868	27,736		516,999
	01/26/07							4,622	172,308

David R. Hopkins (4)		116,557	431,718	863,436
	01/26/07				1,145	2,290	4,580		85,371
	01/26/07							658	24,530

(1)	The awards shown are the executives’ annual incentive bonus, which have no specific “grant date.” Actual payouts of the awards are shown in the Summary Compensation Table. The named executives’ target and maximum bonuses are based on the provisions of their employment agreements. The threshold levels represent the bonus amounts that would have been payable if the minimum performance requirements were met for each performance measure. The Company’s Annual Incentive Plan allows the Committee to consider adjustments to the Company’s reported results of operations based on unusual and non-recurring items in determining whether the performance measures have been met. As a result, it is not possible to calculate the actual amounts earned by and paid to the executives for 2007 as shown in the Summary Compensation Table based solely on the Company’s reported results of operations.
(2)	Represents the number of shares of Common Stock potentially issuable based on the achievement of performance criteria under performance share unit awards granted under our 2004 Stock Incentive Plan.
(3)	Represents the number of shares of Common Stock issuable upon vesting of restricted stock unit awards granted under our 2004 Stock Incentive Plan.
(4)	All of Mr. Hopkins’ payments and awards have been pro-rated in accordance with the terms of the applicable agreements and plans due to his departure from the Company in June 2007.

Outstanding Equity Awards at December 31, 2007

	Option Awards				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David P. Steiner		24,922	38.205	03/06/2013	107,482		3,511,437	180,373	5,892,786
	90,000		29.24	03/04/2014
	335,000		21.08	04/03/2013
	56,593		19.61	03/06/2013
	135,000		27.88	03/07/2012
	70,000		30.30	07/12/2011
	30,000		24.01	03/01/2011
	50,000		23.75	11/13/2010

Lawrence O’Donnell III		31,429	37.985	03/06/2013	49,395		1,613,735	76,528	2,500,170
	90,000		29.24	03/04/2014
	79,466		19.61	03/06/2013
	150,000		27.88	03/07/2012
	175,000		24.01	03/01/2011
	325,852		16.5625	01/21/2010

Robert G. Simpson		12,892	37.095	03/06/2013	32,738		1,069,550	60,130	1,964,447
	33,000		27.60	05/13/2014
	42,000		29.24	03/04/2014
	65,000		21.08	04/03/2013
	13,768		19.61	03/06/2013
	33,000		27.88	03/07/2012
	35,000		24.01	03/01/2011
	50,000		39.913	10/15/2008

James E. Trevathan	20,000	0	29.23	07/19/2014	20,223	(5)	660,685	35,538	1,161,026
	50,000		29.24	03/04/2014
	120,000		19.61	03/06/2013
	65,000		27.88	03/07/2012
	100,000		24.01	03/01/2011
	12,500		20.50	09/13/2009
	25,000		53.9375	07/15/2008
	6,451		33.64	03/10/2008

Duane C. Woods	50,000	0	28.45	06/03/2014	20,869	(5)	681,790	35,538	1,161,026
	20,000		29.24	03/04/2014
	18,000		19.61	03/06/2013
	10,000		26.77	05/16/2012
	15,000		27.88	03/07/2012
	10,000		24.01	03/01/2011
	4,000		20.50	09/13/2009
	40,000		53.9375	07/15/2008

David R. Hopkins	125,000	0	46.3125	09/10/2008	7,392		241,497	18,523	605,146

(1)	All amounts are as of December 31, 2007, and dollars values are based on the closing price of the Company’s Common Stock on December 31, 2007 of $32.67.
(2)	Represents reload stock options. The reload stock options have vested and will become exercisable once the market value of our Common Stock has increased by 25% from the option’s exercise price.

(3)	Includes shares of restricted stock and restricted stock units as follows:

	Original Award	Date of Grant	Vesting Schedule	Not Yet Vested
Mr. Steiner	23,457 Restricted Stock Units 55,000 Restricted Stock Units 55,000 Restricted Stock Units 50,000 Restricted Stock Units 11,100 Restricted Stock Shares	01/26/07 01/27/06 01/27/05 06/25/04 03/04/04	100% after three years Equal increments over four years Equal increments over four years 50% on 6/25/06; 25% on each of 6/25/07 and 6/25/08 Equal increments over four years	23,457 41,250 27,500 12,500 2,775

Mr. O’Donnell	9,952 Restricted Stock Units 23,335 Restricted Stock Units 23,335 Restricted Stock Units 30,000 Restricted Stock Units 11,100 Restricted Stock Shares	01/26/07 01/27/06 01/27/05 06/25/04 03/04/04	100% after three years Equal increments over four years Equal increments over four years 50% on 6/25/06; 25% on each of 6/25/07 and 6/25/08 Equal increments over four years	9,952 17,501 11,667 7,500 2,775

Mr. Simpson	7,820 Restricted Stock Units 18,335 Restricted Stock Units 18,335 Restricted Stock Units 3,200 Restricted Stock Shares 4,800 Restricted Stock Shares	01/26/07 01/27/06 01/27/05 05/13/04 03/04/04	100% after three years Equal increments over four years Equal increments over four years Equal increments over four years Equal increments over four years	7,820 13,751 9,167 800 1,200

Mr. Trevathan	4,622 Restricted Stock Units 10,835 Restricted Stock Units 10,835 Restricted Stock Units 3,100 Restricted Stock Shares 4,800 Restricted Stock Shares	01/26/07 01/27/06 01/27/05 07/19/04 03/04/04	100% after three years Equal increments over four years Equal increments over four years Equal increments over four years Equal increments over four years	4,622 8,126 5,417 775 1,200

Mr. Woods	4,622 Restricted Stock Units 10,835 Restricted Stock Units 10,835 Restricted Stock Units 7,900 Restricted Stock Shares	01/26/07 01/27/06 01/27/05 06/03/04	100% after three years Equal increments over four years Equal increments over four years Equal increments over four years	4,622 8,126 5,417 1,975

Mr. Hopkins	10,835 Restricted Stock Units 7,900 Restricted Stock Shares	01/27/05 03/04/04	Equal increments over four years Equal increments over four years	5,417 1,975

(4)	Includes performance share unit awards granted in January 2005 in the target amount of 55,000 shares for Mr. Steiner, 23,335 shares for Mr. O’Donnell, 18,335 shares for Mr. Simpson, 10,835 shares for Mr. Trevathan, 10,835 shares for Mr. Woods, and 10,835 shares for Mr. Hopkins, with a performance period of January 1, 2005 through December 31, 2007. Although the performance period ended December 31, 2007, the actual number of shares issuable pursuant to the awards was not determined until February 2008, when the Company’s financial results of operations were made available and the Compensation Committee, pursuant to the terms of the awards, determined whether any adjustments were necessary based on unusual or nonrecurring items within the performance period. Therefore, the awards are reported as “unearned” and “not vested” as of December 31, 2007.
(5)	Includes 83 restricted stock units for Mr. Trevathan and 729 for Mr. Woods that were paid as dividend equivalents on restricted stock units. Dividend equivalents are paid on all unvested restricted stock units and, if deferred, are reinvested in additional restricted stock units. Effective January 2008, the Compensation Committee determined to discontinue deferral of dividend equivalents and payout all deferred dividend equivalents in cash based on the fair market value of our Common Stock.

Option Exercises and Stock Vested in 2007

	Option Awards			Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David P. Steiner	0		0	42,775	1,604,274
Lawrence O’Donnell, III	24,148	(2)	500,045	21,943	819,357
Robert G. Simpson	0		0	11,168	412,507
James E. Trevathan	0		0	7,393	272,740
Duane C. Woods	0		0	7,393	279,600
David R. Hopkins	425,000		5,279,356	9,201	338,538

(1)	Information regarding the original awards pursuant to which the shares were acquired can be found in footnote 3 to the “Outstanding Equity Awards at December 31, 2007” table on page 28. In addition to Mr. Hopkins’ awards included in that footnote, which, by their terms, continue vesting over their original schedule, upon departure from the Company, 1,808 of Mr. Hopkins’ 2006 and 2007 restricted stock units vested, the remainder of which were forfeited. The table below reflects information with respect to amounts realized on vesting that have been deferred by the named executives.

Name	Award	Date Vested	No. of Shares Vested	Fair Market Value on Date of Vesting ($)	Amount Deferred		Term of Deferral
David P. Steiner	Restricted Stock Units Restricted Stock Units	01/27/07 06/25/07	27,500 12,500	37.28 38.94	$ $	1,025,200 486,750	Termination of employment Termination of employment

Lawrence O’Donnell, III	Restricted Stock Units	01/27/07	11,668	37.28		$434,983	01/28/07
	Restricted Stock Units	06/25/07	7,500	38.94		$292,050	06/26/07

Duane C. Woods	Restricted Stock Units	01/27/07	5,418	37.28		$201,983	Termination of employment

David R. Hopkins	Restricted Stock Units	01/27/07	5,418	37.28		$201,983	Termination of employment

(2)	In 2007, Mr. O’Donnell exercised incentive stock options by withholding the number of shares necessary to pay the exercise price from the gross amount of shares otherwise issuable. Mr. O’Donnell received a net amount of 13,417 shares in this transaction.

Nonqualified Deferred Compensation in 2007

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year End ($)
David P. Steiner	199,615	31,587	(82,432)	0	1,140,915
Lawrence O’Donnell, III	469,988	26,498	72,088	0	2,608,387
Robert G. Simpson	68,501	17,679	17,784	0	562,363
James E. Trevathan	504,386	19,287	87,192	0	2,212,191
Duane C. Woods	177,333	26,458	27,074	0	1,618,131
David R. Hopkins	194,009	0	624	0	1,866,669

(1)	Contributions are under the Company’s Deferral Plan, described in the Compensation Discussion and Analysis on page 20. In this Proxy Statement as well as in previous years, we include executive contributions to the Deferral Plan in Base Salary in the Summary Compensation Table.
(2)	Company contributions to the executives’ Deferral Plan accounts are included in All Other Compensation, but not Base Salary, in the Summary Compensation Table.
(3)	Earnings on these accounts are not included in any other amounts in the tables included in this Proxy Statement, as the amounts required to be disclosed in this column represent the general market earnings of investments, not preferential earnings.
(4)	Accounts are distributed as either a lump sum payment or in annual installments (i) when the employee has reached at least 65 years of age or (ii) at a future date that occurs after termination of employment. Special circumstances may allow for a modified distribution in the event of the employee’s death, an unforeseen emergency, or upon a change-in-control of the Company. In the event of death, distribution will be made to the designated beneficiary in the form previously elected by the executive. In the event of an unforeseen emergency, the plan administrator may allow an early payment in the amount required to satisfy the emergency. All participants are immediately 100% vested in all of their contributions, Company matching contributions and gains and/or losses related to their investment choices.

Director Compensation in 2007

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
John C. Pope Chairman of the Board	199,000	180,000	0	379,000

Pastora San Juan Cafferty	82,000	80,000	0	162,000
Frank M. Clark, Jr.	103,500	80,000	0	183,500
Patrick W. Gross	88,500	80,000	0	168,500
Thomas I. Morgan	89,000	80,000	0	169,000
W. Robert Reum	113,000	80,000	0	193,000
Steven G. Rothmeier	113,000	80,000	0	193,000
Thomas H. Weidemeyer	92,000	80,000	0	172,000

(1)	Includes an annual cash retainer; meeting fees for the Board and its committees; and committee chairmanship retainers. Under the Company’s 2003 Directors’ Deferred Compensation Plan, non-employee directors could elect to defer 50% or 100% of their cash compensation and receive shares of our Common Stock upon payout of those amounts at termination of Board service, or such later date as the director may choose. Under the 2003 Deferred Plan, any amounts deferred were credited to the directors’ accounts in units valued at the cash amount otherwise payable divided by the fair market value of the Common Stock on the date cash payments are made. The units received dividend equivalents that were reinvested in additional units during the deferral period. In 2007, the Company’s non-employee director compensation included the following cash payments.

Annual Cash Retainer	$50,000 for director service
Meeting Fees	$2,000 for each Board meeting attended
$1,500 for each Committee meeting attended
Annual Chairmanship Retainers	$100,000 for service as Non-Executive Chairman of the Board $25,000 for Audit Committee Chair
$20,000 for Management Development and Compensation Committee Chair
$15,000 for Nominating and Governance Committee Chair
Other Annual Retainers	$5,000 for Audit Committee service (other than Chair)
$10,000 for Special Committee established to make indemnification decisions, payable in quarterly installments in advance

(2)	The values shown include an annual stock retainer that is issued in units, in two installments, under the 2003 Deferred Plan. The grant date fair value of the retainer computed in accordance with FAS 123(R) is $80,000 for all non-employee directors other than Mr. Pope. Mr. Pope receives an annual stock retainer of $180,000, $100,000 of which is in payment for his role as Non-Executive Chairman of the Board. The number of units issued to the directors other than Mr. Pope was determined by dividing $40,000 by the fair market value of our Common Stock on each of January 15 and July 15. The number of stock units issued to Mr. Pope was determined by dividing $90,000 by the fair market value of our Common Stock on each of January 15 and July 15. See Footnote 15 to the Company’s Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2007 for more discussion on the valuation of the stock awards granted to our directors.

The table below shows, as of December 31, 2007, the aggregate number of stock units and phantom stock units held by each director, including accrued dividend equivalents. The phantom stock units were issued under our previous directors’ deferred compensation plans, under which non-employee directors were able to defer 50% or 100% of their cash compensation. The phantom stock units are equal in value to one share of our Common Stock and receive dividend equivalents, in the form of additional phantom stock units, at the same time as actual shares of Common Stock receive dividends. The phantom stock units will be paid out in cash upon the director’s termination of Board service or such other date as elected by the director. On December 31, 2007, Mr. Pope and Mr. Rothmeier received cash payouts of $16,419 and $8,868, representing 504 and 272 phantom stock units, respectively, in payment of amounts they had deferred in 1998.

	Number of Stock Units	Number of Phantom Stock Units
John C. Pope	23,849	1,844
Pastora San Juan Cafferty	13,995	0
Frank M. Clark, Jr.	13,995	0
Patrick W. Gross	5,362	0
Thomas I. Morgan	3,900	0
W. Robert Reum	12,078	0
Steven G. Rothmeier	13,995	0
Thomas H. Weidemeyer	7,713	0

(3)	The table below shows the number of stock options held by each of our non-employee directors as of December 31, 2007. The options are all fully vested based on their initial terms and all expire ten years from date of grant. The Company stopped granting options to our non-employee directors after 2002.

	Year	Grant Date	No. of Options Outstanding	Exercise Price($)
John C. Pope	2007	01/02/2002	10,000	30.2400
		01/02/2001	10,000	26.3750
		01/03/2000	10,000	16.6875
		01/04/1999	10,000	47.1250

Pastora San Juan Cafferty	2007	01/02/2002	10,000	30.2400
		01/02/2001	10,000	26.3750
		01/03/2000	10,000	16.6875
		01/04/1999	10,000	47.1250

Steven G. Rothmeier	2007	01/02/2002	10,000	30.2400
		01/02/2001	10,000	26.3750
		01/03/2000	10,000	16.6875
		01/04/1999	10,000	47.1250
		03/11/1998	2,175	33.8200

Potential Payments Upon Termination or Change-in-Control

The Company has entered into employment agreements with certain of its officers, including the named executive officers. The agreements with the named executives contain provisions regarding consideration payable to the executives upon termination of employment as described below. Each of the agreements also contains post-termination restrictive covenants, including a covenant not to compete, non-solicitation covenants, and a non-disparagement covenant, each of which lasts for two years after termination.

We enter into employment agreements with our executive officers based on competitive market practices and because they provide a form of protection for the Company through restrictive covenant provisions. They also provide the executive a sense of security and trust that they will be treated fairly in the event of a termination not for cause or under a change-in-control situation. We believe change-in-control protections ensure impartiality and objectivity for our executives and enhance the interest of our stockholders.

As described in the Compensation Discussion and Analysis on page 21, employment agreements entered into after February 2004 include a clawback feature for termination payments, which is applicable to Mr. Simpson and Mr. Woods whose agreements were both entered into in October 2004. The Company adopted a Clawback Policy in August 2007, as described in the Compensation Discussion and Analysis on page 21, that could, in certain circumstances, result in the Company not paying to the executive amounts he would otherwise be entitled to as described in the following tables.

The terms “Cause,” “Good Reason,” and “Change-in-Control” as used in the table below are defined in the executives’ employment agreements and have the meanings generally described below. You should refer to the individual agreements for the actual definitions.

“Cause” generally means the executive has:

•	deliberately refused to perform his duties;

•	breached his duty of loyalty to the Company;

•	been convicted of a felony;

•	intentionally and materially harmed the Company; or

•	breached the covenants contained in his agreement.

“Good Reason” generally means that, without the executive’s consent:

•	his duties or responsibilities have been substantially changed;

•	he has been removed from his position;

•	the Company has breached his employment agreement;

•	any successor to the Company has not assumed the obligations under his employment agreement; or

•	he has been reassigned to a location more than fifty (50) miles away.

“Change-in-Control” generally means that:

•	at least twenty-five percent (25%) of the Company’s Common Stock has been acquired by one person or persons acting as a group;

•

the majority of the Board of Directors consists of individuals other than those serving as of the date of the executive’s employment agreement or those that were not elected by at least two-thirds (2/3) of those directors;

•

there has been a merger of the Company in which at least fifty percent (50%) of the combined post-merger voting power of the surviving entity does not consist of the Company’s pre-merger voting power, or a merger to effect a recapitalization that resulted in a person or persons acting as a group acquired twenty-five percent (25%) or more of the Company’s voting securities; or

•	the Company is liquidating or selling all or substantially all of its assets.

The following tables represent potential payouts to our named executives, excluding Mr. Hopkins, upon termination of employment pursuant to the terms of their employment agreements. The payouts assume the triggering event indicated occurred on December 31, 2007, at which time the closing price of our Common Stock was $32.67 per share. These payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual amounts the executive will receive. The actual performance share unit payout will be based on future performance of the Company after the assumed date of termination. Since this amount cannot be predicted, we have based the payout on target awards outstanding at December 31, 2007. The payout for continuation of benefits and perquisites is an estimate of the cost the Company would incur to continue those benefits.

Potential Consideration upon Termination of Employment:

David P. Steiner

Triggering Event	Compensation Component	Payout($)
Death or Disability	Severance Benefits • Immediate vesting of restricted stock and restricted stock units	3,511,437

	• Immediate vesting of performance share units granted in 2006 and 2007	4,095,936

	• Two times base salary as of date of termination (payable in bi-weekly installments over a two-year period)	2,050,000

	• Life insurance benefit	925,000

	Total	10,582,373

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual bonus (one-half payable in lump sump; one-half payable in bi-weekly installments over a two-year period)	4,407,500

	• Continued coverage under health and welfare benefit plans for two years	18,600

	• Prorated vesting of restricted stock units	1,282,690

	• Prorated vesting of performance share units granted in 2006 and 2007	1,962,454

	Total	7,671,244

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control (Double Trigger)	Severance Benefits • Three times base salary plus target bonus, paid in lump sum	6,611,250
	• Continued coverage under health and welfare benefit plans for three years	27,900

	• Immediate vesting of restricted stock and restricted stock units	3,511,437

	• Immediate vesting of performance share units granted in 2006 and 2007	4,095,936

	• Full maximum bonus, prorated to date of termination	2,300,000

	• Gross-up payment for any excise taxes	4,555,372

	Total	21,101,895

Lawrence O’Donnell, III

Triggering Event	Compensation Component	Payout($)
Death or Disability	Severance Benefits • Immediate vesting of restricted stock and restricted stock units	1,613,735

	• Immediate vesting of performance share units granted in 2006 and 2007	1,737,815

	• Two times base salary as of date of termination (payable in bi-weekly installments over a two-year period)	1,466,014

	• Life insurance benefit	692,000

	Total	5,509,564

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual bonus (one-half payable in lump sump; one-half payable in bi-weekly installments over a two-year period)	2,932,028

	• Continued coverage under benefit plans for two years

	• Health Benefit Plans	18,600

	• Automobile Allowance	24,000

	• Deferred Savings Plan	52,996

	• 401 (k)	20,250

	• Prorated vesting of restricted stock units	581,167

	• Prorated vesting of performance share units granted in 2006 and 2007	832,628

	Total	4,461,669

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control (Double Trigger)	Severance Benefits • Three times base salary plus target bonus, paid in lump sum	4,398,042
	• Continued coverage under benefit plans for three years

	• Health Benefit Plans	27,900

	• Automobile Allowance	36,000

	• Deferred Savings Plan	79,494

	• 401 (k)	30,375

	• Immediate vesting of restricted stock and restricted stock units	1,613,735

	• Immediate vesting of performance share units granted in 2006 and 2007	1,737,815

	• Full maximum bonus, prorated to date of termination	1,445,268

	• Gross-up payment for any excise taxes	2,622,203

	Total	11,990,832

Robert G. Simpson

Triggering Event	Compensation Component	Payout($)
Death or Disability	Severance Benefits

	• Immediate vesting of restricted stock and restricted stock units	1,069,550

	• Immediate vesting of performance share units granted in 2006 and 2007	1,365,443

	• Life insurance benefit	474,000

	Total	2,908,993

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual bonus (one-half payable in lump sump; one-half payable in bi-weekly installments over a two-year period)	1,804,700

	• Continued coverage under health and welfare benefit plans for two years	18,600

	• Prorated vesting of restricted stock units	357,410

	• Prorated vesting of performance share units granted in 2006 and 2007	654,217

	Total	2,834,927

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control (Double Trigger)	Severance Benefits • Three times base salary plus target bonus, paid in lump sum	2,707,050
	• Continued coverage under health and welfare benefit plans for three years	27,900

	• Immediate vesting of restricted stock and restricted stock units	1,069,550

	• Immediate vesting of performance share units granted in 2006 and 2007	1,365,443

	• Full maximum bonus, prorated to date of termination	823,148

	• Gross-up payment for any excise taxes	1,672,680

	Total	7,665,771

James E. Trevathan

Triggering Event	Compensation Component	Payout($)
Death or Disability	Severance Benefits

	• Immediate vesting of restricted stock and restricted stock units	657,974

	• Immediate vesting of performance share units granted in 2006 and 2007	807,047

	• Two times base salary as of date of termination (payable in bi-weekly installments over a two-year period)	1,063,500

	• Life insurance benefit	517,000

	Total	3,045,521

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual bonus (one-half payable in lump sump; one-half payable in bi-weekly installments over a two-year period)	1,967,476

	• Continued coverage under benefit plans for two years

	• Health Benefit Plans	18,600

	• Automobile Allowance	24,000

	• Deferred Savings Plan	38,574

	• 401 (k)	20,250

	• Prorated vesting of restricted stock units	211,244

	• Prorated vesting of performance share units granted in 2006 and 2007	386,682

	Total	2,666,826

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control (Double Trigger)	Severance Benefits
	• Two times base salary plus target bonus, paid in lump sum	1,967,476
	• Continued coverage under benefit plans for two years
	• Health Benefit Plans	18,600

	• Automobile Allowance	24,000

	• Deferred Savings Plan	38,574

	• 401 (k)	20,250

	• Immediate vesting of restricted stock and restricted stock units	657,974

	• Immediate vesting of performance share units granted in 2006 and 2007	807,047

	• Full maximum bonus, prorated to date of termination	897,392

	• Gross-up payment for any excise taxes	1,143,916

	Total	5,575,229

Duane C. Woods

Triggering Event	Compensation Component	Payout($)
Death or Disability	Severance Benefits • Immediate vesting of restricted stock and restricted stock units	657,974

	• Immediate vesting of performance share units granted in 2006 and 2007	807,047

	• Life insurance benefit	492,000

	Total	1,957,021

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual bonus (one-half payable in lump sump; one-half payable in bi-weekly installments over a two-year period)	1,965,362

	• Continued coverage under health and welfare benefit plans for two years	18,600

	• Prorated vesting of restricted stock units	211,244

	• Prorated vesting of performance share units granted in 2006 and 2007	386,682

	Total	2,581,888

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control (Double Trigger)	Severance Benefits
	• Three times base salary plus target bonus, paid in lump sum	2,948,043
	• Continued coverage under health and welfare benefit plans for three years	27,900

	• Immediate vesting of restricted stock and restricted stock units	657,974

	• Immediate vesting of performance share units granted in 2006 and 2007	807,047

	• Full maximum bonus, prorated to date of termination	886,282

	• Gross-up payment for any excise taxes	1,670,306

	Total	6,997,552

In addition to the severance benefits outlined above, each of the executives named below would be paid the following amounts, which would have been earned but not paid as of December 31, 2007:

Compensation Component	Steiner ($)	O’Donnell ($)	Simpson ($)	Trevathan ($)	Woods ($)
Prorated incentive bonus based on actual performance (1)	1,612,277	1,012,971	576,880	552,546	580,000

Value of vested stock options (2)	6,448,805	8,829,187	1,705,700	3,136,975	780,810

Value of performance share units granted in 2005 with a performance period ending December 31, 2007 (3)	1,696,662	719,864	565,622	334,259	334,259

Distribution from Deferred Savings Plan	1,140,915	2,608,387	562,363	2,212,191	1,618,131

(1)	The named executives’ agreements provide for payment of any earned but unpaid bonuses. Pursuant to our Annual Incentive Plan, bonuses are fully earned as of December 31 of the performance year, although not calculated and paid until the first quarter of the following year. As a result, the “prorated” amounts included herein amount to the full year 2007 actual bonus payments.
(2)	The Company vested all employees’ outstanding stock options effective December 2005. In the event of termination for cause, all options are immediately cancelled. Employees generally otherwise have three months post-termination to exercise their options, except (i) in the case of death or disability, in which case there is continued exercisability for one year, and (ii) in the case of retirement, in which case there is continued exercisability for three years. However, the employment agreements we entered into with Mr. Steiner, Mr. O’Donnell and Mr. Simpson give them the ability to exercise all stock options granted before 2004 for two years after termination of employment without cause or for good reason and for three years after termination without cause or for good reason six months prior to, or two years following, a change-in-control. Mr. Trevathan’s employment agreement gives him the ability to exercise all stock options granted before 2004 for two years after termination of employment without cause or for good reason and for termination without cause or for good reason six months prior to, or two years following, a change-in-control. Mr. Wood’s employment agreement does not provide for extended exercisability of his stock options upon termination. The value, if any, of the benefit of continued exercisability to executives is dependent on when the stock options are ultimately exercised and will depend on future fluctuations in market value of the Company’s Common Stock. We have valued the benefit based on the potential gain executives could have realized if the stock options were exercised as of December 31, 2007.
(3)	The actual number of shares issuable pursuant to this performance share unit award were not determinable at December 31, 2007, and therefore the award is shown as unearned in the “Outstanding Equity Awards at December 31, 2007” table on page 28. The value of the award shown here is based on the fair market value of our Common Stock on February 19, 2008, the date of payout of the award, of $33.825.

Upon Mr. Hopkins’ departure from the Company on June 30, 2007, he received, or is continuing to receive, the following.

• Cash severance payable in lump sum	$983,737

• Cash severance payable over two years	$983,737

• Value of Company match in Deferral Plan for two years	$88,536

• Value of car allowance for two years	$24,000

• Prorated vesting of restricted stock units granted in 2006 and 2007	$70,602

We are also continuing certain benefits for Mr. Hopkins, as described below. The payout values shown for the stock components are based on the closing price of the Company’s Common Stock on December 31, 2007, of $32.67 per share.

• Continued vesting of restricted stock units and restricted stock shares granted in 2004 and 2005	$241,497

• Continued vesting of performance share units granted in 2005	$353,979

• Prorated vesting of performance share units granted in 2006 and 2007	$251,167

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, beginning on page 13, with management. Based on these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

The Management Development and Compensation Committee of the Board of Directors

W. Robert Reum, Chairman

Pastora San Juan Cafferty

Thomas I. Morgan

John C. Pope

Steven G. Rothmeier

Thomas H. Weidemeyer

RELATED PARTY TRANSACTIONS

The Board of Directors has adopted a written Related Party Transactions Policy for the review, approval or ratification of Related Party Transactions, which are defined as all current or proposed transactions in excess of $120,000 in which (i) the Company is a participant and (ii) any director, executive officer or immediate family member of any director or executive officer has a direct or indirect material interest. The Nominating and Governance Committee is responsible for overseeing the policy and the policy requires all Related Party Transactions to be ratified by the Nominating and Governance Committee.

All executive officers and directors are required to notify the General Counsel or the Corporate Secretary as soon as practicable of any proposed Related Party Transaction. The General Counsel will determine whether a potential transaction or relationship constitutes a Related Party Transaction that requires compliance with the policy and/or disclosure as a Related Party Transaction under applicable SEC rules. If the General Counsel determines that the transaction or relationship constitutes a Related Party Transaction, the transaction is referred to the Nominating and Governance Committee.

The Nominating and Governance Committee will review a detailed description of the transaction, including:

•	the terms of the transaction;

•	the business purpose of the transaction;

•	the benefits to the Company and to the relevant related party; and

•	whether the transaction would require a waiver of the Company’s Code of Conduct.

In determining whether to approve a Related Party Transaction, the Nominating and Governance Committee will consider, among other things, the following factors:

•	whether the terms of the Related Party Transaction are fair to the Company and such terms would be on the same basis if the transaction did not involve an outside director or executive officer;

•	whether there are business reasons for the Company to enter into the Related Party Transaction;

•	whether the Related Party Transaction would impair the independence of an outside director;

•	whether the Related Party Transaction would present an improper conflict of interest for any outside director or executive officer of the Company; and

•	whether the Related Party Transaction is material.

Any member of the Nominating and Governance Committee who has an interest in the transaction presented for consideration will abstain from voting on the Related Party Transaction.

The Nominating and Governance Committee’s consideration of Related Party Transactions and its determination of whether to approve such a transaction are reflected in the minutes of the Nominating and Governance Committee’s meetings.

The Company is not aware of any related party transactions that would require disclosure.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is, among other things, to oversee the Company’s financial reporting process on behalf of the Board of Directors, to recommend to the Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K and to select the independent auditor for ratification by stockholders. Company management is responsible for the Company’s financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2007 with management and the independent registered public accounting firm, and has taken the following steps in making its recommendation that the Company’s financial statements be included in its annual report:

•

First, the Audit Committee discussed with Ernst & Young, the Company’s independent registered public accounting firm for fiscal year 2007, those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•

Second, the Audit Committee discussed with Ernst & Young its independence and received from Ernst & Young a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure helped the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of other non-audit services to the Company is compatible with the auditor’s independence.

•

Third, the Audit Committee met periodically with members of management, the internal auditors and Ernst & Young to review and discuss internal controls over financial reporting. Further, the Audit Committee reviewed and discussed management’s report on internal control over financial reporting as of December 31, 2007, as well as Ernst & Young’s report regarding the effectiveness of internal control over financial reporting.

•

Finally, the Audit Committee reviewed and discussed, with the Company’s management and Ernst & Young, the Company’s audited consolidated balance sheet as of December 31, 2007, and consolidated statements of income, cash flows and stockholders’ equity for the fiscal year ended December 31, 2007, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

The Committee has also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans of their respective audits. The Committee meets periodically with both the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal audit.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the independent registered public accounting firm.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Board (and the Board approved) that the Company’s financial statements be included in its annual report for its fiscal year ended December 31, 2007. The Committee has also approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2008.

The Audit Committee of the Board of Directors

Steven G. Rothmeier, Chairman

Frank M. Clark, Jr.

Patrick W. Gross

John C. Pope

W. Robert Reum

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

The next proposal on the agenda for the Annual Meeting is the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008.

Representatives of Ernst & Young LLP will be at the Annual Meeting. They will be able to make a statement if they want, and will be available to answer any appropriate questions stockholders may have.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2007	2006
	(in millions)
Audit Fees	$7.7	$8.0
Audit-Related Fees	1.2	1.2
Tax Fees	0.0	0.0
All Other Fees	0.0	0.0

Total	$8.9	$9.2

Audit includes fees for the annual audit, reviews of the Company’s Quarterly Reports on Form 10-Q, accounting consultations, and separate subsidiary audits required by statute or regulation, both domestically and internationally. Audit-related fees principally include separate subsidiary audits not required by statute or regulation and employee benefit plan audits. Tax fees were for tax audit and compliance assistance in certain foreign jurisdictions.

The Audit Committee has adopted procedures for the approval of Ernst & Young’s services and related fees. At the beginning of each year, all audit and audit-related services, tax fees and other fees for the upcoming audit are provided to the Audit Committee for approval. The services are grouped into significant categories and provided to the Audit Committee in the format shown above. All projects that have the potential to exceed $100,000 are separately identified and reported to the Committee for approval. The Audit Committee Chairman has the authority to approve additional services, not previously approved, between Committee meetings. Any additional services approved by the Audit Committee Chairman between Committee meetings are ratified by the full Committee at the next regularly scheduled meeting. The Audit Committee is updated on the status of all services and related fees at every regular meeting. In 2007 and 2006, the Audit Committee pre-approved all audit, audit-related and tax services performed by Ernst & Young.

As set forth in the Audit Committee Report on page 42, the Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining auditor independence and has determined that they are.

In connection with the audit of the 2007 and prior year financial statements, we entered into engagement letters with Ernst & Young, which set forth the terms by which Ernst & Young would perform audit services for the Company. Those agreements are subject to alternative dispute resolution procedures and a mutual exclusion of punitive damages.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.

STOCKHOLDER PROPOSAL RELATING TO

DISCLOSURE OF POLITICAL CONTRIBUTIONS

(Item 3 on the Proxy Card)

The following proposal was submitted by the International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, which owns 143 shares of Waste Management common stock. The proposal has been included verbatim as we received it.

Stockholder Proposal

RESOLVED: That the shareholders of Waste Management, Inc., (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for indirect political contributions and expenditures made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution that, if made directly by the corporation, would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and,

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the Board of Directors’ audit committee or other relevant oversight committee and posted on the Company’s website to reduce costs to shareholders.

SUPPORTING STATEMENT: As long-term shareholders of Waste Management, Inc., we support policies that apply transparency and accountability to corporate political spending.

Disclosure is consistent with public policy and critical for compliance with recent federal ethics legislation. Absent a system of accountability, Company assets can be used for policy objectives that may be inimical to the long-term interests of, and may pose risks to, Waste Management and its shareholders.

Waste Management has launched an environmental initiative to make it the industry leader in waste and environmental services, differentiating it from competitors. However, in the 2006 election cycle, in California alone the Company gave over $28,000 to candidates receiving less than 5% on the state’s League of Conservation Voters’ Environmental Scorecard.

Based on available public records, the Center for Political Accountability estimates that Waste Management has contributed at least $3.7 million in corporate funds since the 2002 election cycle.

Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. Payments to trade associations used for political activities are undisclosed and unknown.

The National Association of Manufacturers (NAM) continues to take a strong position against government action on global warming. Without disclosure, it is impossible for shareholders to know whether Waste Management is a member of NAM, and if so how its payments are used for political activities, including those opposing government action on global warming.

Adoption of this proposal would bring our Company in-line with a growing number of leading companies, including Pfizer, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

We urge your support FOR this critical governance reform.

Waste Management Response to Stockholder Proposal Relating to Disclosure of Political Contributions

Waste Management is fully committed to complying with all applicable laws concerning political contributions, including laws requiring public disclosure of political contributions and lobbying expenses. Accordingly, Waste Management believes this proposal is unnecessary because a comprehensive system of reporting and accountability for political contributions in the United States already exists.

Current law limits the amounts of political contributions that can be made, restricts the organizations or entities that can receive corporate funding, and establishes a clear system of accountability that is already in place. Political contributions or donations made by the Company are required to be disclosed under federal, state and local campaign finance law. The Company fully complies with these disclosure and reporting requirements. As a result, information on the Company’s political contributions is available to stockholders and interested parties through public sources.

Waste Management believes that it is important to participate in the political process because of the diverse interests of our business and employees. Our policy on political contributions is published in the Company’s Code of Conduct, which is disseminated to all employees. We do not expect the candidates to whom we contribute funds to agree with our positions on all issues at all times. We do, however, seek to support candidates who recognize the importance of the environmental services we provide, while also recognizing that a fair, free market system provides the best environment for continued improvement of cost-effective services.

Contributions of funds from the Company’s Political Action Committee (“PAC”) to federal, state and local candidates and all other Company contributions are approved, in advance, by the Government Affairs Department. The PAC files monthly reports of receipts and disbursements to the Federal Election Commission (“FEC”), as well as pre-election and post-election FEC reports. Those publicly available reports identify the names of candidates supported and amounts contributed by the PAC. In addition, all political contributions to federal candidates over $200 are publicly disclosed by the FEC. Under the Lobbying Disclosure Act of 1995, Waste Management submits to Congress semi-annual reports of amounts spent on lobbying and the subjects lobbied, which are also publicly available. Those reports will be submitted quarterly beginning in April 2008 under the Honest Leadership and Open Government Act of 2007.

Adoption of this proposal would require Waste Management to expend resources unnecessarily to create a semi-annual report disclosing political contributions, many of which are already publicly available.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

OTHER MATTERS

We do not intend to bring any other matters before the Annual Meeting, nor do we have any present knowledge that any other matters will be presented by others for action at the meeting. If any other matters are properly presented, your proxy card authorizes the people named as proxies to vote as they think best.

OTHER INFORMATION

Stockholder Proposals for the 2009 Annual Meeting

Eligible stockholders who want to have proposals considered for inclusion in the Proxy Statement for our 2009 Annual Meeting should notify our Corporate Secretary at Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002. The written proposal must be received at our offices no later than November 22, 2008 and no earlier than October 23, 2008. A stockholder must have been the registered or beneficial owner of (a) at least 1% of our outstanding Common Stock or (b) shares of our Common Stock with a market value of $2,000 for at least one year before submitting the proposal. Also, the stockholder must continue to own the stock through the date of the 2009 Annual Meeting.

Expenses of Solicitation

We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by Internet or telephone, or by Waste Management officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, Laurel Hill Advisory Group LLC has been hired to help in the solicitation of proxies for the 2008 Annual Meeting for a fee of approximately $7,000 plus associated costs and expenses.

Annual Report

A copy of our 2007 Annual Report to Stockholders, including our Annual Report on Form 10-K, which includes our financial statements for fiscal year 2007, is enclosed with this Proxy Statement. Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K is incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Annual Report and Proxy Statement. This procedure will reduce our printing costs and postage fees.

If you or another stockholder of record with whom you share an address wish to receive a separate Annual Report or Proxy Statement, we will promptly deliver it to you, upon your oral or written request to: Waste Management, Inc., Corporate Secretary, 1001 Fannin Street, Suite 4000, Houston, Texas 77002, telephone 713-512-6200.

Stockholders of record residing at the same address and currently receiving only one copy of the Proxy Statement and Annual Report may request multiple copies of the Proxy Statement and Annual Report in the future by contacting Broadridge Financial Solutions, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone 1-800-542-1061.

Stockholders of record residing at the same address and currently receiving multiple copies of the Proxy Statement and Annual Report may request that only a single copy of the Proxy Statement and Annual Report be mailed in the future by contacting Broadridge at the address and telephone number noted above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be held On May 9, 2008

The 2008 Proxy Statement and 2007 Annual Report to Stockholders are available at http://www.wm.com.

How to Receive Next Year’s Proxy Statement and Annual Report On-Line

You can elect to receive future Waste Management proxy statements and annual reports over the Internet, instead of receiving paper copies in the mail. You can do this by going directly to http://www.icsdelivery.com/wm and following the instructions given, or by going to our website at http://www.wm.com, and clicking on the link that says “Request electronic delivery of your annual report & proxy statement” in the Investor Relations Section under “Shareholder Services.”

Additionally, most stockholders who vote their shares for the 2008 Annual Meeting over the Internet will be given the opportunity to consent to future Internet delivery of our documents when voting. If you are not given an opportunity to consent to electronic delivery when you vote your shares, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery. If you do consent to Internet delivery, a notation will be made in your account. When the Proxy Statement and Annual Report for our Annual Meeting in 2009 become available, you will receive an email notice instructing you on how to access them over the Internet.

1001 FANNIN STREET SUITE 4000 HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Waste Management, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Waste Management, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WASTM1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WASTE MANAGEMENT, INC.

  Vote On Directors

1.	Proposal to elect		For	Against	Abstain
	1a.	Pastora San Juan Cafferty	☐	☐	☐

	1b.	Frank M. Clark, Jr.	☐	☐	☐	Vote on Proposals		For	Against	Abstain

	1c.	Patrick W. Gross	☐	☐	☐	2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2008.	☐	☐	☐

	1d.	Thomas I. Morgan	☐	☐	☐

	1e.	John C. Pope	☐	☐	☐	3.	Proposal relating to disclosure of political contributions, if properly presented at the meeting.	☐	☐	☐
	1f.	W. Robert Reum	☐	☐	☐

	1g.	Steven G. Rothmeier	☐	☐	☐	Note:	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

	1h.	David P. Steiner	☐	☐	☐

	1i.	Thomas H. Weidemeyer	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the directors in item 1, FOR item 2 and AGAINST item 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The 2008 Proxy Statement and 2007 Annual Report are available at www.wm.com.

WASTE MANAGEMENT, INC.

Annual Meeting of Stockholders - May 9, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Waste Management, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 26, 2008, and hereby appoint(s) David P. Steiner and Rick L Wittenbraker, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Waste Management, Inc., to be held May 9, 2008 at 11:00 a.m., Central Time, at The Maury Myers Conference Center, Waste Management, Inc., 1021 Main Street, Houston, Texas 77002, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

Attention participants in 401(k) plans: If you have an interest in the Common Stock of Waste Management, Inc. through participation in the Waste Management Retirement Savings Plan or the Waste Management Retirement Savings Plan for Collectively Bargained Employees, you may confidentially instruct the Trustee(s) of the respective plan on how to vote the shares representing your proportionate interest in such plan’s assets. The Trustee(s) shall vote shares in accordance with any instructions received. Any shares for which the Trustee(s) has/have not received timely voting instructions shall be voted by the Trustee(s) in its sole discretion.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)